Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

WILLDAN ENERGY SOLUTIONS,

ABACUS RESOURCE MANAGEMENT COMPANY

WILLDAN GROUP, INC.

and

THE SHAREHOLDERS OF ABACUS RESOURCE MANAGEMENT COMPANY

dated as of

January 15, 2015

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	PURCHASE AND SALE	10
2.1	Transfer of Stock by Sellers	10
2.2	Purchase Price	10
2.3	Earn-Out Payments	11
2.4	Net Working Capital Adjustment	13
2.5	The Closing	14
2.6	Closing Deliveries by Sellers	14
2.7	Closing Deliveries by Buyer	15
2.8	Withholding	16
2.9	Tax Consequences	16
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS	16
3.1	Capacity of Sellers	16
3.2	Stock Ownership by Sellers	16
3.3	Authorization; Enforceability	16
3.4	No Conflict; No Consents	17
3.5	Litigation	17
3.6	Subsidiaries	17
3.7	Exempt Transaction	17
3.8	Restricted Securities	17
3.9	No Distribution of Securities	18
3.10	Accredited Investor	18
3.11	Stock Legends	18
ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO ABACUS	18
4.1	Organization and Qualification of Abacus	18
4.2	Capitalization	19
4.3	Authorization; Enforceability	19
4.4	No Conflict; Governmental Consents	20
4.5	Financial Statements; Undisclosed Liabilities	20
4.6	Absence of Certain Changes or Events	20
4.7	Taxes	22
4.8	Material Contracts	24
4.9	Real and Personal Property; Leases	26
4.10	Condition and Sufficiency of Tangible Assets	27
4.11	Licenses, Permits and Authorizations	27
4.12	Intellectual Property and Software	27
4.13	Litigation; Compliance with Laws	28
4.14	Insurance	29
4.15	Employee and Labor Matters	30
4.16	Employee Benefit Plans; ERISA	32
4.17	Transactions with Affiliates	34
4.18	No Brokers or Finders	34
4.19	Receivables	35
4.20	Environmental Matters	35
4.21	Restrictions on Business Activities	36
4.22	Internal Controls	36
4.23	Absence of Certain Business Practices	36
4.24	Foreign Assets Control Regulations and Anti-Money Laundering	36
4.25	Government Contract Matters	37

i

(continued)

4.26	Bank Accounts	37
4.27	Contract Backlog	37
4.28	Clients; Customers; Sales	38
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	39
5.1	Organization and Authority of Buyer; Enforceability	39
5.2	No Conflict; Governmental Consents	39
5.3	Validity of Shares to be Issued	39
5.4	Brokers	40
5.5	Investment Purpose	40
5.6	Credit Agreement	40
ARTICLE VI	ADDITIONAL AGREEMENTS	40
6.1	Preservation of Records	40
6.2	Cooperation With Respect to Financial Statements	40
6.3	Regulatory and Other Authorizations; Notices and Consents	41
6.4	Non-Competition; Non-Solicitation	41
6.5	Credit Agreement	43
6.6	Taking of Necessary Action; Further Action	43
ARTICLE VII	EMPLOYEE MATTERS	43
7.1	Health and Benefit Plans	43
7.2	Mutual Cooperation	44
7.3	Third-Party Claims	44
ARTICLE VIII	TAX MATTERS	44
8.1	Returns and Payments	44
8.2	Allocation of Taxes	44
8.3	Section 338(h)(10) Elections	45
8.4	S Corporation Status	46
8.5	Tax Audits; Amended Return	46
8.6	Cooperation and Exchange of Information	46
8.7	Conveyance Taxes	46
ARTICLE IX	CONDITIONS OF PURCHASE	46
9.1	Conditions to Obligations of Sellers and Abacus	46
9.2	Conditions to Obligations of Buyer	47
9.3	Frustration of Closing Conditions	48
ARTICLE X	INDEMNIFICATION	48
10.1	Obligations of Indemnification	48
10.2	Procedure	48
10.3	Survival	49
10.4	Indemnity Cushion, Cap and Allocation	50
10.5	Exclusive Remedy	51
10.6	Tax Treatment of Indemnity Payments	51
10.7	Offset	51
ARTICLE XI	GENERAL	52
11.1	Further Assurance	52
11.2	Amendments; Waivers	52
11.3	Schedules; Exhibits; Integration	52
11.4	Governing Law	52
11.5	No Assignment	52
11.6	Headings	52
11.7	Publicity and Reports	52
11.8	Parties in Interest	53
11.9	Notices	53

ii

(continued)

11.10	Expenses	54
11.11	Arbitration	54
11.12	Time of the Essence	55
11.13	Severability	55
11.14	Counterparts	55

Exhibits

Exhibit A	Form of Promissory Note — Mark Kinzer
Exhibit B	Form of Promissory Note — Steve Rubbert
Exhibit C	Form of Employment Agreement for Mark Kinzer
Exhibit D	Form of Employment Agreement for Steve Rubbert
Exhibit E	Form of Subordination Agreement for Mark Kinzer
Exhibit F	Form of Subordination Agreement for Steve Rubbert

Schedules

Schedule 1.1(a)	Net Working Capital as of November 30, 2014
Schedule 2.2(a)	Company Debt
Schedule 2.4(b)	Exceptions to GAAP
Schedule 2.6(d)	Orders and Approvals of Governmental Entities
Schedule 3.2	Stock Ownership of Sellers
Schedule 4.1(a)	Organization and Qualification of Abacus
Schedule 4.1(b)	Equity Interests owned by Company
Schedule 4.4(a)	Company’s Conflicts; Consents
Schedule 4.4(b)	Approvals
Schedule 4.6	Absence of Certain Changes or Events
Schedule 4.7	Taxes
Schedule 4.8	Material Contracts
Schedule 4.9	Real and Personal Property; Leases
Schedule 4.11	Licenses; Permits; Authorizations
Schedule 4.12	Intellectual Property and Software
Schedule 4.13	Litigation; Compliance with Laws
Schedule 4.14	Insurance
Schedule 4.15(a)	Employee Benefit Arrangement
Schedule 4.15(b)	Employee Claims
Schedule 4.15(d)	Employment Law Compliance
Schedule 4.15(f)	Employee Severance; Change of Control
Schedule 4.16	Benefit Plans
Schedule 4.17	Transactions with Affiliates
Schedule 4.18	Brokers
Schedule 4.20	Environmental Matters
Schedule 4.26	Bank Accounts
Schedule 4.27	Contract Backlog
Schedule 4.28	Clients; Customers; Sales
Schedule 5.2	Buyer’s Conflicts; Consents
Schedule 5.4	Brokers
Schedule 7.1	Continuing Employees

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 15, 2015, is made by, between and among WILLDAN ENERGY SOLUTIONS, a California corporation (“Buyer”), WILLDAN GROUP, INC., a Delaware corporation (“WGI”) ABACUS RESOURCE MANAGEMENT COMPANY, a Washington corporation (“Abacus” or “Company”), and all of the shareholders of Abacus, MARK KINZER and STEVE RUBBERT (Messrs. Kinzer and Rubbert, each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, Sellers are the sole shareholders of Abacus and hold 100% of the Stock in Abacus; and

WHEREAS, Sellers desire to sell, and Buyer desires to buy, a 100% ownership interest in Abacus on the terms and conditions set forth herein and for the consideration described herein.

AGREEMENT

In consideration of the mutual promises, representations, warranties, covenants, agreements and terms and conditions contained herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Definitions.  For all purposes of this Agreement, except as otherwise expressly provided,

(a)                                 The terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)                                 All accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)                                  All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)                                 Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(e)                                  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(f)                                   The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Schedules and exhibits delivered pursuant to this Agreement, the following definitions shall apply.

“Accounting Referee” has the meaning set forth in Section 2.3(b).

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjusted EBIT” means, for the Earn-Out Period, Abacus’s income from operations before interest income, interest expense and income taxes, calculated as if Abacus were being operated as a separate and independent corporation, and determined in accordance with GAAP as applied by Abacus on a consistent basis prior to the Closing Date; provided that: (a) other than the reduction for Permitted Corporate F&A Expense, such income shall not be reduced by any of the following:  (i) any stock-based compensation expense calculated pursuant to SFAS 123R; (ii) allocation of compensation or related expenses attributable to employees of Buyer not directly engaged in performing services for Abacus; (iii) any expenses related to indebtedness incurred by Buyer in connection with this Agreement, including any interest, prepayment, penalty, origination or similar financing fees; (iv) any legal or accounting fees and expenses of the Buyer arising out of this Agreement; (v) any bad debt write-off determined in a manner that is not consistent with GAAP; and (vi) any extraordinary losses determined in accordance with GAAP; and (b) such income shall not be increased by any extraordinary gains determined in accordance with GAAP.  On a case by case basis during the Earn-Out Period: Buyer may pursue projects on its own, with other Buyer affiliates, or with Abacus.  Projects may consist of energy saving performance contracting, direct install programs, or any other type of project.  In those cases where Buyer and Abacus jointly pursue leads; or when Buyer utilizes the Abacus resumes and experience to pursue leads, the allocation of income and direct costs relative to such project shall be fully credited toward the Seller earn out target.  Seller, solely at Seller’s discretion, may allocate a portion of the profit to the assisting Willdan business unit. Permitted Corporate F&A will be limited to 3% on all such projects credited towards the Earn-Out target.  Any agreed upon allocation shall be memorialized by a written memorandum.  Should Abacus be merged into Buyer during the Earn-Out Period, the Adjusted EBIT for the business of Abacus shall nevertheless be calculated as though Abacus is a separate corporation in accordance with the provisions of this Agreement.

“Adjusted EBITDA Statement” has the meaning set forth in Section 1.1(a).

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Aggregate Purchase Price” has the meaning set forth in Section 2.2(a).

“Agreement” means this Stock Purchase Agreement, as amended or supplemented, together with all exhibits and Schedules attached or incorporated by reference.

“Allocation Statement” has the meaning set forth in Section 8.3(b).

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets” has the meaning set forth in Section 4.9(b).

“Balance Sheet Date” means November 30, 2014.

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Business” means the business of Abacus, as currently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Anaheim, California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Buyer’s Deductible” has the meaning set forth in Section 10.4(c).

“Buyer’s Plans” has the meaning set forth in Section 7.1(a).

“Buyer’s Specified Representation” has the meaning set forth in Section 10.3(b).

“Capital Stock” means all of the securities (debt and equity) issued by Abacus, including the Common Stock and any securities exchangeable, convertible or exercisable into any securities of Abacus.

“Charter Documents” means the articles of incorporation, articles of organization, operating agreement, by-laws or any other or similar organizational documents of an Entity, as applicable, as amended to the date hereof.

“Claim” has the meaning set forth in Section 10.2.

“Claim Notice” has the meaning set forth in Section 10.2.

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Net Working Capital” has the meaning set forth in Section 2.4(b).

“Closing Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing Purchase Price Distribution” has the meaning set forth in Section 2.2(a)(iv).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Debt” has the meaning set forth in Section 2.2(a).

“Company’s Plans” has the meaning set forth in Section 7.1(a).

“Continuing Employees” means any individual who is (a) an active employee of Abacus in good standing immediately prior to the Closing Date and (b) an employee of Abacus on any authorized leave of absence, including short or long-term disability leave, worker’s compensation leave or vacation leave as of the Closing Date.

“Contract” means any agreement, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, mortgage, security agreement, lease or license, whether or not in writing.

“Contract Backlog” has the meaning set forth in Section 4.27.

“Covered Area” has the meaning set forth in Section 6.4(a).

“Deferred Purchase Price” has the meaning set forth in Section 2.2(a).

“DOL” has the meaning set forth in Section 4.16(b).

“Earn-Out Claw Back” has the meaning set forth in Section 1.1(a)(iii).

“Earn-Out Payments” has the meaning set forth in Section 1.1(a).

“Earn-Out Period” shall mean the period from January 1, 2015, until the earlier of (a) that period of time pursuant to this Agreement in which Seller has qualified for the Maximum Payout (as defined in Section 2.2(a)(iii)), or (b) December 31, 2017.

“EBIT” has the meaning set forth in Section 2.3(a).

“EBIT Statement” has the meaning set forth in Section 2.3(b).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, security interest, lien, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, Law, equity or otherwise.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws as in effect as of the date hereof related to the protection of human health, the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” has the meaning set forth in Section 4.16(d).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means per share closing price of Willdan Shares as reported through NASDAQ for the trading day immediately prior to the issuance date in connection with an Earn-Out Payment; provided, however, that if Willdan Shares are no longer traded on a recognized United States national securities exchange or reported through NASDAQ, the fair market value of Willdan Shares Buyer shall be determined by an independent appraiser retained by Buyer.

“Final Net Working Capital” has the meaning set forth in Section 2.4(c).

“Financial Statements” means the (a) audited consolidated balance sheets of the Business as of December 31, 2013, and the related audited statements of operations, changes in equity, and cash flow and the related notes thereto for each of the fiscal years then ended, (b) the CPA reviewed nine month consolidated balance sheets and the related statements of operations of Seller September 30, 2013 and through September 30, 2014 and (c) the unaudited consolidated balance sheets and the related statements of operations for the eleven months ended November 30, 2014.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means substances that are defined or listed in, or otherwise classified under Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutant,” “contaminant” or any other formulation intended to define, list or classify substances pursuant to Environmental Laws by reason of deleterious properties including, but not limited to, petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

“Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Intellectual Property” means U.S. and foreign rights (including with respect to Software) under patent, copyright, trademark or trade secret Law or any other similar statutory provision or common law doctrine.

“IRS” means the United States Internal Revenue Service, and to the extent relevant, the United States Department of Treasury.

“Knowledge of Buyers,” “Buyers’ Knowledge” or similar uses of such term means the actual knowledge, after reasonable inquiry of Thomas D. Brisbin and Stacy McLaughlin.

“Knowledge of Sellers,” “Sellers’ Knowledge” or similar uses of such term means the actual knowledge, after reasonable inquiry, of Mark Kinzer and Steve Rubbert.

“Law” means any constitutional provision, statute or other law, rule or regulation, of any Governmental Entity and any Order, including any Environmental Laws, the Anti-Kickback Act, the Federal Acquisition Regulations and the Foreign Corrupt Practices Act.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements or other interest in real property (including any rights to the use of fixtures therein) held by Abacus.

“Liabilities” has the meaning set forth in Section 4.5(b).

“Loss” means any cost, damage, disbursement, expense, Liability, loss, deficiency, obligation or penalty of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.  With the exception of a Loss resulting from a material misrepresentation of the representations and warranties made by the Parties in this Agreement, Loss shall not include consequential, special, incidental, or punitive damages.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 4.8.

“Net Working Capital” means the total current assets of Abacus minus the total current liabilities of Abacus (excluding Company Debt and all current and deferred income Tax accounts), as determined in accordance with Section 2.3.  For illustrative purposes only, Schedule 1.1(a) attached hereto sets forth the calculation of Net Working Capital assuming that the Closing had been consummated on January 15, 2015.

“Net Working Capital Adjustment” means any increase or decrease of the Aggregate Purchase Price made pursuant to Section 2.4(b).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Ordinary Course of Business” An action taken by or on behalf of a Person shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a)                                 such action is recurring in nature, consistent with the Person’s past practices and taken in the ordinary course of the Person’s normal day-to-day operations;

(b)                                 such action is taken in accordance with sound and prudent business practices;

(c)                                  such action is not required to be authorized by the Person’s shareholders or board of directors and does not require any other separate or special authorization of any nature; and

(d)                                 such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to the Person’s business.

“Permitted Corporate F&A Expense” means, for purposes of calculating Adjusted EBIT, general and administrative expenses allocated to Abacus by Buyer in accordance with GAAP and based on the Buyer’s past practices with its other Subsidiaries, which amount shall not, in any case, exceed 3% of Abacus’s revenue for any Earn-Out Year.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date (and, in the case of a Straddle Period, the portion of such Tax period ending on the Closing Date).

“Post-Closing Tax Period” means any Tax period ending after the Closing Date, and with regard to a Straddle Period, any portion thereof beginning after the Closing Date.

“Pre-Closing Taxes” means (i) all liability for Taxes of Abacus for Pre-Closing Tax Periods; (ii) all liability resulting by reason of the several liability of Abacus pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law or regulation, or by reason of Abacus having been a member of any consolidated, combined or unitary group on or prior to the Closing Date; (iii) all liability for Taxes attributable to any misrepresentation or breach of warranty made in Section 4.7; (iv) all liability of Abacus for Taxes attributable to any failure to comply with any of the covenants or agreements of Sellers or Abacus under this Agreement; (v) all liability for Transfer Taxes arising as a result of the transactions contemplated by this Agreement and related transactions; and (vi) all liability of Abacus for Taxes of any other person pursuant to any contractual agreement entered into on or before the Closing Date.

“Pro Rata Share” means, with respect to each Seller, a fraction, the numerator of which is the aggregate number of shares of Capital Stock owned of record by such Seller immediately prior to the Closing, as set forth on Schedule 3.2, and the denominator of which is the aggregate number of shares of Capital Stock owned of record by all Sellers immediately prior to the Closing, as set forth on Schedule 3.2.

“Real Property Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Abacus holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Abacus thereunder.

“Release” means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, release, presence or migration of Hazardous Materials on, above, under, onto, in or into the environment above regulatory standards or into or out of any property.

“Restricted Period” has the meaning set forth in Section 6.4(a).

“Schedules” means the Schedules to this Agreement dated as of the date hereof delivered pursuant to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.1(c).

“Sellers’ Deductible” has the meaning set forth in Section 10.4(a).

“Sellers’ Specified Representation” has the meaning set forth in Section 10.3(a).

“Software” means computer programs whether in source code or object code form, together with all related documentation.

“Straddle Period” means any Tax period of Abacus that begins before and ends after the Closing Date.

“Target Net Working Capital” has the meaning specified in Section 2.4(b).

“Tax” (and, with correlative meaning, “Taxes”) means (i) any and all federal, state, county, local, foreign and other taxes, assessments and other governmental charges of any kind whatsoever, including income, gross receipts, stock, franchise, profits, employee and payroll related, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, including any interest, penalties or additions to tax in respect of the foregoing, (ii) liability for any such items described in clause (i) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar provisions of Law and (iii) liability for any such items described in clause (i) imposed on any transferee, successor, or indemnitor, by Contract or otherwise.

“Tax Return” means any federal, state, local, foreign, and other return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party Intellectual Property” means U.S. and foreign rights (including with respect to Software) under any third party patents, trademarks or copyrights, to the extent licensed by or through Abacus, by any third party.

“Transactional Agreements” means this Agreement, the Notes (as defined in Section 2.2(c)), the Subordination Agreement dated as of January 15, 2015 and the Employment Agreements described in Section 9.2(h) of this Agreement.

“Transactions” means (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including the performance by Abacus, Buyer, Sellers and other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

“Transfer Taxes” has the meaning set forth in Section 8.7.

“WARN Act” has the meaning set forth in Section 4.15(g).

“WGI” means Willdan Group, Inc., a Delaware corporation.

“WGI SEC Reports” means all reports, schedules, registration statements, definitive proxy materials, forms, and exhibits required to be filed by WGI with the SEC pursuant to the reporting requirements of the Exchange Act and all exhibits included therein and financial statements and schedules thereto, in each case to the extent required to be filed after January 1, 2011, through the date of this Agreement.

“Willdan Shares” means shares of WGI’s common stock, par value $0.01 per share, of Buyer.

“Year 1” has the meaning specified in Section 2.3(a).

““Year 1 Adjusted EBITDA Target” has the meaning specified in Section 1.1(a)(i).

“Year 2” has the meaning specified in Section 1.1(a)(ii).

“Year 2 Adjusted EBITDA Target” has the meaning specified in Section 1.1(a)(ii).

ARTICLE II

PURCHASE AND SALE

2.1                               Transfer of Stock by Sellers.

(a)                                 Subject to the terms and conditions of this Agreement, Sellers agree to sell all of the outstanding Capital Stock and deliver all certificates evidencing all of the outstanding Capital Stock to Buyer at the Closing.  Such certificates will be properly executed to transfer such Capital Stock to Buyer at the Closing and otherwise in a form acceptable for transfer on the books of Abacus.

(b)                                 Sellers agree to execute appropriate documents and make and process appropriate filings with regulatory, Tax and other Governmental Entities as requested by Buyer at Sellers’ cost and expense (excluding any attorney fees) as may be necessary for effectively transferring all of the Capital Stock effective as of the Closing.

2.2                               Purchase Price.

(a)                           Purchase Price.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase and acquire 100% of the issued and outstanding Capital Stock from Sellers for an amount (the “Aggregate Purchase Price”) equal to the total sum of up to $6,150,000, payable as follows:

(i)                                     $2,500,000 in cash (as such amount may be adjusted for the Estimated Net Working Capital pursuant to Section 2.4(b) herein, the “Closing Purchase Price”); plus

(ii)                                  such number of shares of Willdan Shares having a value equal to $1,000,000, calculated based upon the volume weighted average price for the ten (10) Trading Days immediately preceding the Closing Date, excluding the Closing Date (the “Purchase Price Shares”); plus

(iii)                               $1,250,000 in the form of a promissory note fully amortizing over two (2) years at a 4% per annum rate of interest (as more fully described in Section 2.2(a)); plus

(iv)                              up to $1,400,000 (the “Maximum Payment”) payable in cash, subject to the terms and conditions set forth in Section 2.3, minus

(v)                                 the amount, if any, required to be paid in full, of Indebtedness of Abacus outstanding at and as of the Closing Date (the “Company Debt”) as set forth on Schedule 2.2(a); and plus or minus, as the case may be

(vi)                              the amount, if any, by which the Final Net Working Capital is more or less, as the case may be, than the Estimated Net Working Capital, pursuant to Section 2.4(c).  Final Net Working Capital as the Closing shall be $190,000.

(b)                                 Closing Purchase Price Distribution.  At Closing, Buyer shall deliver to each Seller an amount equal to such Seller’s Pro Rata Share of the Closing Purchase Price, as follows (i) $2,500,000 in cash, (ii) the Purchase Price Shares; and (iii) the Note (collectively, the “Closing Purchase Price Distribution”).  The cash portion of the Closing Purchase Price shall be delivered by wire transfer of immediately available funds to the account such Seller has designated in writing to Buyer prior to the Closing Date; provided, however, that to the extent such Seller has outstanding to Abacus a loan or a promissory note for original purchase price of such Seller’s Common Stock, then an amount equal to the sum of the principal and accrued unpaid interest outstanding under such loan or promissory note shall be paid in cash directly to Abacus and the remainder of such Seller’s amount calculated pursuant to this Section 2.2(b) shall be paid to such Seller.

(c)                                  The Promissory Note.  The promissory note (the “Note(s)”) shall be: issued by Buyer in the principal amount of $1,250,000; fully amortizing and payable monthly over two (2) years; and bear interest at the rate of 4% interest per annum.  The Notes shall be in the form of Exhibit A (for Mark Kinzer) and Exhibit B (for Steve Rubbert).  The Note will be subordinated to senior indebtedness of WGI and Buyer pursuant to that certain Subordination Agreement dated on or about the date hereof executed by Seller in favor of BMO Harris Bank N.A. (the “Subordination Agreement”).  Buyer will make all payments when due under the Note to the full extent allowed by the Subordination Agreement.

2.3                               Earn-Out Payments.

(a)                           In addition to the Closing Purchase Price Distribution, Sellers shall be eligible to receive earn-out payments (“Earn-Out Payments”), upon achievement of Adjusted EBITDA as follows (it being understood that the aggregate Earn-Out Payment paid to Sellers pursuant to this Agreement shall not exceed $1,400,000 (the “Maximum Amount”) under any circumstances):

(i)                                     If Adjusted EBITDA of the Business equals or exceeds $2,000,000 (the “Year 1 Adjusted EBITDA Target”) during the period beginning on Buyer’s 2015 fiscal year (approximately January 1, 2015) and ending on the last day of Buyer’s 2015 fiscal year (approximately December 31, 2015) (such period, “Year 1”), the Earn-Out Payment for Year 1 will be $560,000.

(ii)                                  If Adjusted EBITDA of the Business equals or exceeds $3,000,000 (the “Year 2 Adjusted EBITDA Target”) during the period beginning on the first day of Buyer’s 2016 fiscal year and ending on last day of Buyer’s 2016 fiscal year (such period, “Year 2”), the Earn-Out Payment for Year 2 will $840,000.  In the event that (y) the Business does not achieve the Year 1 Adjusted EBITDA Target, and/or the Year 2 Adjusted EBITDA Target, and (z) less than the Maximum Amount has been paid pursuant to Sections 1.1(a)(i), and (ii), if the cumulative Adjusted EBITDA for Year 1 and Year 2 equals or exceeds $5,000,000, an Earn-Out Payment shall be made after Year 2 equal to the lesser of (1) twenty-eight percent (28%) of the actual cumulative Adjusted EBITDA for Year 1 and Year 2 minus any Earn-Out Payment(s) previously received pursuant to Sections 1.1(a)(i) and 1.1(a)(ii), and (2) the Maximum Amount minus any Earn-Out Payment(s) previously received pursuant to Sections 1.1(a)(i) and 1.1(a)(ii), in all cases subject to the Earn-Out Claw Back.  For avoidance of doubt, the actual Adjusted EBITDA for each of Year 1 and Year 2, including any negative amounts, shall be used in calculating the cumulative Adjusted EBITDA for Year 1 and Year 2.

(iii)                               If any Earn-Out Payments are made by Buyer to Sellers and it is subsequently determined that the Earn-Out Payments exceeded 28% of the total of the Year 1 Adjusted EBITDA Target and Year 2 Adjusted EBITDA Target, Buyer shall be entitled to reimbursement of the excess payments (the “Earnout Claw Back”), as follows.  If the cumulative Adjusted EBITDA for Year 1 and Year 2 is less than $2,500,000, then Sellers shall reimburse Buyer the entire amount of all previous Earn-Out Payments.  If the cumulative Adjusted EBITDA for Year 1 and Year 2 is more than $2,500,000, but less than $5,000,000, then Buyer shall pay Sellers the difference between the amount of the Earn-Out Payments previously paid to Buyer and 28% of the total of the Year 1 Adjusted EBITDA Target and Year 2 Adjusted EBITDA Target.  No other claw back of any Earn-Out Payments will be made by Seller, except pursuant to this Section 1.1(a)(iii).

(iv)                              The Business shall utilize WGI’s corporate services with such corporate overhead expenses included in the calculation of Adjusted EBITDA.  The Business shall be charged three percent (3%) of the gross revenue generated by the Business, which will be deducted prior to calculating the Adjusted EBITDA.

(b)                           As promptly as practicable after the end of each of Year 1 and Year 2 (but no later than one hundred and five (105) days after the last day of each fiscal year), Buyer shall deliver to Sellers a statement setting forth Buyer’s good faith calculation of the Adjusted EBITDA for such year and the cumulative Adjusted EBITDA for all prior years collectively (in each case, the “Adjusted EBITDA Statement”).  Buyer shall, and shall cause its representatives (including outside auditors) to, make available to Seller, at Seller’s expense (without charge for Buyer’s or WGI’s costs) during normal business hours and following reasonable advance notice, the books, records, work papers, and personnel used or involved in the preparation of each Adjusted EBITDA Statement.  If Sellers disagree with Buyer’s calculation any Adjusted EBITDA Statement delivered pursuant to this Section 1.1(a), Sellers may, within thirty (30) days after receipt of the Adjusted EBITDA Statement, deliver a notice to Buyer disagreeing with such calculation and setting forth the Seller’s calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Sellers disagree.  If a notice of disagreement shall be duly delivered pursuant to Section 1.1(a), Sellers and Buyer shall, during the ten (10) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Adjusted EBITDA or cumulative Adjusted EBITDA, whichever is applicable, which amount shall not be more than the amount thereof shown in Seller’s calculation delivered pursuant to this Section 1.1(a).  If following such 10-day period, Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter (and in any event within twenty (20) days of the end of such 10-day period) cause a nationally recognized independent accounting firm mutually acceptable to them (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted EBITDA (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to Sellers and Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Sellers and Buyer.  The cost of such review shall be borne equally by Sellers and Buyer.  Buyer and Sellers shall, and shall cause their respective representatives to, and Buyer shall cause the Business and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Adjusted EBITDA and in the conduct of the review set forth in this Section 1.1(a), including making available, to the extent necessary, books, records, work papers and personnel during normal business hours and following reasonable advance notice.

(c)                            Each Earn-Out Payment that is earned by Sellers in accordance with this Section 2.3 shall be paid by Buyer to Sellers within the later of:  (i) one hundred twenty (120) days following the end of the applicable Year 1 or Year 2, and (ii) five (5) Business Days after the Adjusted EBITDA for the applicable Year 1 or Year 2 has been conclusively determined in accordance with Section 1.1(a) above.  The remaining Earn-Out Payment shall be paid in cash by wire transfer of immediately available funds to the accounts Sellers have designated in writing to Buyer at least two (2) Business Days prior to such payment date.

2.4                               Net Working Capital Adjustment.

(a)                                 Sellers shall deliver to Buyer a statement setting forth Sellers’ good faith estimate of the Net Working Capital of Abacus as of 12:01 a.m. on the Closing Date (the “Estimated Net Working Capital”) (as illustrated on Schedule 2.3(a) hereto), which statement shall be prepared in accordance with GAAP applied on a consistent basis with Abacus’s pre-Closing methodologies used in preparation of monthly unaudited balance sheets, together with reasonably detailed supporting documentation for such calculation.

(b)                                 As promptly as practicable after the Closing (but no later than sixty (60) days after the Closing Date), Sellers shall deliver to Buyer a statement setting forth Sellers’ good faith calculation of the Net Working Capital of Abacus as of the Closing Date (the “Closing Net Working Capital”).  Such calculation shall be based upon an unaudited balance sheet prepared in accordance with GAAP (except for the exceptions to GAAP as set forth on Schedule 2.4(b)), applied on a consistent basis with Abacus’s pre-Closing methodologies in the preparation of monthly unaudited balance sheets (as illustrated on Schedule 1.1(a) hereto).  If Buyer disagrees with Sellers’ calculation of the Closing Net Working Capital delivered pursuant to this Section 2.4(b), Buyer may, within twenty (20) days after receipt of the statement containing the Closing Net Working Capital, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer’s calculation of such amount.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Buyer disagrees.  If a notice of disagreement shall be duly delivered pursuant to this Section 2.4(b), Sellers and Buyer shall, during the twenty (20) days after such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Closing Net Working Capital, which amount shall not be more than the amount thereof shown in Sellers’ calculation delivered pursuant to this Section 2.4(b) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to this Section 2.4(b).  If during such period, Sellers and Buyer are unable to reach such agreement, they shall promptly thereafter cause an Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Net Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  The Accounting Referee shall deliver to Sellers and Buyer as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Sellers and Buyer.  The cost of such review shall be borne equally by Sellers, on the one hand and Buyer, on the other hand.  Buyer and Sellers shall, and shall cause their respective representatives to, and Buyer shall cause Abacus and its respective representatives (including outside auditors) to, cooperate and assist in the determination of the Closing Net Working Capital and in the conduct of the review set forth in this Section 2.4, including making available, to the extent necessary, books, records, work papers and personnel.

(c)                                  If the Net Working Capital as conclusively determined as provided in Sections 2.4(b) (the “Final Net Working Capital”) is:

(1)                                 Greater than $190,000 (the “Target Net Working Capital”), Buyer shall pay to Sellers, in the manner provided in Section 2.4(d), the amount equal to the difference between the Final Net Working Capital and the Target Net Working Capital; provided, however, that if the amount determined pursuant to this clause (d)(1) is a negative number, Sellers shall pay the absolute value of such amount to Buyer; or

(2)                                 Less than the Target Net Working Capital, Sellers shall pay to Buyer, in the manner provided in Section 2.4(d), the amount equal to the difference between the Target Net Working Capital and the Final Net Working Capital,; provided, however, that if the amount determined pursuant to this clause (c)(2) is a negative number, Buyer shall pay the absolute value of such amount to Sellers; or

(d)                                 Any payment pursuant to Section 2.4(c) shall be made at a mutually convenient time and place within five (5) Business Days after Final Net Working Capital has been determined pursuant to Section 2.4(b).

(e)                                  The Aggregate Purchase Price shall be allocated between goodwill, intangible assets and other assets, which combined are the total purchase price.  The parties shall report this Transaction on any Tax Returns in a consistent manner.  In the event less than 80% of the total purchase price is allocated to the sum of goodwill plus intangible assets, less the allocation to covenant not-to-compete, Buyer shall reimburse Sellers for the difference in tax between ordinary income and capital gains, to the extent the portion allocable to goodwill plus intangibles, less the allocation to covenant not-to-compete, falls less than 80%.

2.5                               The Closing.  Subject to the terms and conditions of this Agreement, the closing of the closing of the sale and purchase of the Capital Stock (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) “virtually” at the offices of Lavoie & Jarman, 2401 E. Katella Ave., Suite 310, Anaheim, California 92806, by means of the electronic exchange of signature pages by fax or email with originals to follow promptly thereafter.  The consummation of the Transactions shall be deemed to occur at 11:59 p.m. on the Closing Date.

2.6                               Closing Deliveries by Sellers.  At the Closing, against delivery of the Closing Purchase Price and the satisfaction or waiver of the conditions set forth in Section 9.1, Sellers shall deliver or cause to be delivered to Buyer:

(a)                                 All stock certificates evidencing all of the outstanding Capital Stock of Abacus duly endorsed, with an executed spousal consent, if applicable, in form reasonably satisfactory to Buyer; and

(b)                                 The certificates and other documents required to be delivered pursuant to Section 9.2; and

(c)                                  The resignations of all officers and directors of Seller, and

(d)                                 The Orders and Approvals of all Governmental Entities and other Persons which are necessary for the consummation of the Transactions and the third party Approvals identified on Schedule 2.6(d), and

(e)                                  A fully completed and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Abacus (collectively, the “Section 338(h)(10) Elections”) which shall be filed in accordance with applicable regulations; and

(f)                                   Employment agreements executed by Mark Kinzer and Steve Rubbert, in the forms attached as Exhibits C, and D hereto; and

(g)                                  The audited Financial Statements of the Business, the audited consolidated balance sheet of the Business for: 2013, the reviewed Financial Statements for the nine months ending on September 30, 1013 and for the nine months ending September 30, 2014, the unaudited pro formas and the related statements of operations, changes in equity, and cash flow and the related notes thereto (the “Closing Financial Statements”), and the written consent of the independent accountants that provided the audit opinion(s) to the Financial Statements and the Closing Financial Statements allowing WGI and its independent auditors to utilize the Financial Statements and the Closing Financial Statements in the preparation and filing of WGI’s SEC Reports.

(h)                                 All releases or UCC-3 termination statements securing any loans of Abacus

(i)                                     Subordination Agreement in the form of Exhibits E (Kinzer) and F (Rubbert) attached hereto.

2.7                               Closing Deliveries by Buyer.  At the Closing, against delivery of such certificates or other documents evidencing all of the outstanding Capital Stock of Abacus and the satisfaction or waiver of the conditions set forth in Section 9.2, Buyer shall deliver:

(a)                                 To each Seller, the amount of cash calculated pursuant to Section 2.2(b) for such Sellers by wire transfer in immediately available funds to the bank account designated by such Seller;

(b)                                 The Purchase Price Shares;

(c)                                  The Note;

(d)                                 Other documents required to be delivered pursuant to Section 9.1.

2.8                               Withholding.  Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax Law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9                               Tax Consequences.  Sellers have reviewed with their own tax advisors the Tax consequences of the transactions contemplated by this Agreement and are relying solely on such advisors and not on any statements or representations of Buyer or any of its agents.  Sellers understand and hereby acknowledge that the transactions contemplated by this Agreement will be fully taxable transactions to them and that a portion of any amounts received after the Closing Date will be treated as interest income for Tax purposes.  Sellers understand and hereby acknowledge that Sellers (and not Buyer) shall be responsible for Sellers’ own tax liability that will arise as a result the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, on his own behalf and not in respect to the other Seller, represents, warrants and agrees as follows:

3.1                               Capacity of Sellers.  Such Seller is an individual and has all necessary individual capacity, right, power and authority to own that portion of the Capital Stock listed by such Seller’s name on Schedule 3.2 and to execute and deliver this Agreement and perform his obligations hereunder.

3.2                               Stock Ownership of Sellers.  Such Seller has good and marketable title to, and sole record and beneficial ownership of, the Capital Stock as listed next to such Seller’s name on Schedule 3.2, which are to be transferred to Buyer by such Seller pursuant hereto.  Such Seller does not own, directly or indirectly, any Capital Stock other than the shares of Capital Stock listed next to such Seller’s name on Schedule 3.2, or any appreciation, profit participation or similar rights in Abacus.  Such Capital Stock is owned free and clear of any and all Encumbrances.  Upon consummation of the transactions contemplated by this Agreement and registration of the Capital Stock held by such Seller in the name of Buyer in the records of Abacus, Buyer will own all the issued and outstanding Capital Stock of such Seller free and clear of all Encumbrances, and such Capital Stock will be fully paid and nonassessable.  No legend or other reference to any purported Encumbrance appears upon any certificate representing the Capital Stock.  There are no voting trusts, agreements, proxies or other Contracts in effect with respect to the voting or transfer of any of the Capital Stock of such Seller.  Such Seller does not possess any registration rights with respect to any Capital Stock of Abacus.

3.3                               Authorization; Enforceability.  The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller, and assuming due authorization, execution and delivery by Buyer and Abacus, this Agreement constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.4                               No Conflict; No Consents.

(a)                                 The execution, delivery and performance of this Agreement by such Seller does not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Abacus, (ii) conflict with or violate any Law applicable to such Seller, or (ii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Capital Stock of such Seller pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which such Seller is a party or by which any of the Capital Stock of such Seller or any of such assets or properties is bound or affected.

(b)                                 The execution, delivery and performance of this Agreement by such Seller does not and will not require any Approval of or Order by any Governmental Entity.

3.5                               Litigation.  There is no Action pending or, to such Seller’s Knowledge, threatened against such Seller or such Seller’s Capital Stock which, if adversely determined, could have an adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement or a Material Adverse Effect on Abacus.

3.6                               Subsidiaries.  Abacus does not own, or have any interest in any shares or have an ownership interest in any other Person.

3.7                               Exempt Transaction.  Such Seller understands that the issuance of the Willdan Shares, if any, pursuant to this Agreement will be on the basis that the issuance thereof is exempt from registration pursuant to Section 4(2) of the Securities Act and that Buyer’s reliance upon such exemption is predicated upon such Seller’s representations in this Article III.

3.8                               Restricted Securities.  Such Seller understands that the Purchase Price Shares issued to the Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.  Seller understands that each certificate or electronic book entry representing the Purchase Price Shares issued pursuant to this Agreement shall contain a legend to the effect that such securities have not been registered under the Securities Act or any state securities Laws and such securities (a) may not be sold or transferred in the absence of registration under the Securities Act and all applicable state securities Laws, or (b) may be sold or transferred pursuant to an applicable exemption from such registration requirements.

3.9                               No Distribution of Securities.  The Purchase Price Shares to be issued to such Seller pursuant to this Agreement will be acquired by such Seller for investment for such Seller’s own account and not as a nominee or agent, and not with a view to distribution thereof in a manner within the meaning of Section 2(11) of the Securities Act or any applicable securities Law or with any current intention to the sale thereof.

3.10                        Accredited Investor; No General Solicitation.  Each Seller represents that such Seller at the Closing Date is an “accredited investor” as defined in Rule 501 under the Securities Act.  Each Seller agrees and acknowledges that:  (i) Seller or Seller’s purchaser representative has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of Seller’s prospective investment in the Purchase Price Shares; (ii) Seller or Seller’s purchaser representative has received all of the information Seller or Seller’s purchaser representative has requested from Buyer, including WGI’s (A) annual report on Form 10-K for the year ended December 27, 2013, (B) proxy statement for its 2014 Annual Stockholders Meeting, filed with the SEC on April 23, 2014, (C) Quarterly Reports on Form 10-Q for the quarterly periods ended March 28, 2014, June 27, 2014, and September 26, 2014, (D) Current Reports on Form 8-K, filed with the SEC on April 23, 2014, June 10, 2014, and August 13, 2014, and (E) any other information Seller or Seller’s purchaser representatives considered necessary or appropriate for deciding whether to accept the Purchase Price Shares issued to Seller pursuant to this Agreement; (iii) Seller has the ability to bear the economic risks of Seller’s prospective investment in the Purchase Price Shares issued to Seller pursuant to this Agreement; (iv) Seller is able to bear the economic risks of its investment in the Purchase Price Shares issued to Seller pursuant to this Agreement for an indefinite period of time and to suffer complete loss of Seller’s investment in such Purchase Price Shares; and (v) Seller is not purchasing the Purchase Price Shares issued pursuant to this Agreement as a result of any general solicitation or general advertisement.

3.11                        Stock Legends.  Such Seller understands that the Purchase Price Shares issued to the Seller pursuant to this Agreement have not been registered under the Securities Act or any applicable state securities Law and must be held indefinitely unless subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is available.  Such Seller understands that each certificate or electronic book entry representing the Purchase Price Shares issued pursuant to this Agreement shall contain a legend to the effect that such securities have not been registered under the Securities Act or any state securities Laws and such securities (a) may not be sold or transferred in the absence of registration under the Securities Act and all applicable state securities Laws, or (b) may be sold or transferred pursuant to an applicable exemption from such registration requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO ABACUS

Abacus represents, warrants and agrees as follows:

4.1                               Organization and Qualification of Abacus.

(a)                                 Abacus is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Washington and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its portion of the Business.  Abacus is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business makes such qualification necessary.  Schedule 4.1(a) correctly lists Abacus’s jurisdiction of incorporation, each jurisdiction in which it is qualified to do business as a foreign corporation, and its directors and executive officers.  Attached to Schedule 4.1(a) are complete and accurate copies of Abacus’s Charter Documents. Abacus is not a registered or reporting company under the Exchange Act.  Abacus is a Subchapter “S” corporation under IRC Section 1362.

(b)                                 Except as set forth on Schedule 4.1(b), there are no corporations, partnerships, joint ventures, associations or other entities in which Abacus owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

4.2                               Capitalization.

(a)                                 The authorized Capital Stock of Abacus consists of 50,000 shares of Capital Stock.  As of the date hereof, 2,000 shares of Capital Stock are issued and outstanding and each record owner of Capital Stock and the number of shares of Capital Stock held by each record owner is set forth on Schedule 3.2.  All of such issued and outstanding shares of Capital Stock have been duly authorized and validly issued, fully paid and non-assessable.  None of the issued and outstanding shares of Capital Stock is subject to preemptive rights or was issued in violation of any preemptive rights.  All of the issued and outstanding shares of Capital Stock have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law.

(b)                                 There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any Capital Stock or any unissued or any other Capital Stock of Abacus.  There are no outstanding contractual obligations or plans of Abacus to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of Capital Stock or others ownership interests of Abacus.  Abacus does not have any Contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  There are no outstanding appreciation, profit participation or similar rights with respect to Abacus.

4.3                               Authorization; Enforceability.  The execution, delivery and performance of this Agreement and the other Transactional Agreements by Abacus and the consummation by Abacus of the transactions contemplated hereby and thereby have been duly authorized by its board of directors and its Shareholders, and no other corporate proceeding on the part of Abacus is necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by Abacus, and assuming due authorization, execution and delivery by Buyer and each of Sellers, this Agreement constitutes a valid and binding obligation of Abacus enforceable against Abacus in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

4.4                               No Conflict; Governmental Consents.

(a)                                 To Sellers’ Knowledge, the execution, delivery and performance of this Agreement by Abacus do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Abacus, (ii) conflict with or violate any Law applicable to Abacus, or (iii) except as set forth on Schedule 4.4(a), conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets of Abacus pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Abacus is a party or by which any of such Assets is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that could not have a Material Adverse Effect on Abacus taken as a whole.

(b)                                 To Sellers’ Knowledge, except as set forth on Schedule 4.4(b), the execution, delivery and performance of this Agreement by Abacus do not and will not require any Approval of or Order of any Governmental Entity or any other Person, including a novation under any Contract with a Governmental Entity.

4.5                               Financial Statements; Undisclosed Liabilities.

(a)                                 Financial Statements.  Abacus has delivered or made available to Buyer the Financial Statements.  All the Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with past practice. The statements of operations and cash flow contained in the Financial Statements fairly present the results of operations and cash flows of Abacus for the respective periods covered, and the balance sheets fairly present the financial condition of Abacus as of their respective dates.  Since the Balance Sheet Date, there has been no change in any of the significant accounting policies, practices or procedures of Abacus.

(b)                                 No Undisclosed Liabilities.  (i) Abacus has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) (“Liabilities”) required by GAAP applied on a basis consistent with past practice to be reflected or reserved against in the most recent balance sheet in the Financial Statements which were not provided for, (ii) Abacus has no material Liabilities of any nature (matured or unmatured, fixed or contingent) which were not required by GAAP to be provided for in the most recent balance sheet in the Financial Statements and (iii) all reserves established by Abacus and set forth in the most recent balance sheet in the Financial Statements were prepared consistent with past practice.

4.6                               Absence of Certain Changes or Events.  Except as set forth on Schedule 4.6, since the Balance Sheet Date, Abacus has operated only in the Ordinary Course of Business, and there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Abacus.  Without limiting the foregoing, except as set forth on Schedule 4.6, since the Balance Sheet Date Abacus has not:

(a)                                 Changed its authorized or issued Capital Stock;

(b)           Transferred or licensed to any Person or otherwise extended, amended or modified any rights to the Intellectual Property of Abacus other than in the Ordinary Course of Business, or entered into grants to transfer or license to any Person future patent rights other than in the Ordinary Course of Business; provided that Abacus did not, in any event, license on an exclusive basis or sell any of its Intellectual Property;

(c)           Declared, set aside or paid any dividends on or make any other distributions (whether in cash, Capital Stock or property) in respect of any Capital Stock or split, combined or reclassified any Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for any Capital Stock;

(d)           Purchased, redeemed or otherwise acquired, directly or indirectly, any shares of Capital Stock of Abacus;

(e)           Issued, delivered, sold, authorized, pledged or otherwise encumbered or proposed any of the foregoing with respect to, any shares of Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of Capital Stock, or entered into other agreements or commitments of any character obligating it to issue any such Capital Stock;

(f)            Caused, permitted or proposed any amendments to Abacus’s Charter Documents;

(g)           Suffered any material damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets;

(h)           Entered into any employment or severance agreement or understanding calling for payments in the aggregate for all such agreements in excess of $100,000 annually;

(i)            Other than this Agreement, entered into any commitment or transaction with an aggregate value of at least $250,000 to Abacus (including, but not limited to, any borrowing, sale, lease or other disposition of a material asset or material amount of assets or capital expenditure in a material amount);

(j)            Incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another Person, issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities of Abacus, entered into any “keep well” or other agreement to maintain any financial statement condition or entered into any arrangement having the economic effect of any of the foregoing;

(k)           Adopted a new Benefit Plan or Foreign Benefit Plan, materially amended an existing Benefit Plan or Foreign Benefit Plan other than as required by applicable Law, entered into any collective bargaining agreement, or taken any action to accelerate, amend or change the period of vesting or exercisability of options or other equity awards other than as required by applicable Law, or re-priced options granted under any Benefit Plan or Foreign Benefit Plan or authorized cash payments in exchange for any options granted under any such Benefit Plan or Foreign Benefit Plan;

(l)            Entered into any transaction with any director, officer, employee, shareholder or Affiliate of Abacus that is either not in the Ordinary Course of Business or on terms less favorable to Abacus than those that would have been obtained in a comparable transaction by Abacus with an unrelated Person;

(m)          Revalued any of its assets or, except as required by GAAP, made any change in accounting methods, principles or practices;

(n)           Hired, promoted, demoted or terminated or made any other material changes to the employment status or title of, any employee of Abacus;

(o)           Made any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Abacus or settle or compromise any material income Tax liability;

(p)           Taken any other action that is (i) reasonably likely to (A) have a Material Adverse Effect on Abacus; (B) breach Abacus’s obligations hereunder or (C) prevent the fulfillment of the conditions to closing in Article VIII hereof; or (ii) otherwise not in the Ordinary Course of Business; and

(q)           Agreed in writing or otherwise to take any of the actions described in Section 4.6(a) through (p) above.

4.7          Taxes.  Except as set forth on Schedule 4.7 (with paragraph references corresponding to those set forth below):

(a)           (i) All Tax Returns required to be filed with respect to Abacus have been duly and timely filed (taking into account any valid extensions of time); (ii) such Tax Returns are complete and correct in all respects; (iii) all Taxes of Abacus (whether or not shown on such Tax Returns) have been paid in full when due; and (iv) there are no unresolved claims for Taxes with respect to which Abacus is or may be liable.  Abacus is not currently the beneficiary of any extension of time within which to file any Tax Return;

(b)           No deficiencies for any Taxes for which Abacus is or may be liable have been asserted or assessed or, to the Knowledge of Sellers, proposed (and are currently pending).  Abacus has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Abacus has not filed Tax Returns) any notice indicating an intent to open an audit or other review or any request for information related to Tax matters;

(c)           No waivers of the time to assess any Taxes for which Abacus is or may be liable have been given or requested;

(d)           No claim has ever been made by a Taxing authority in a jurisdiction where Abacus has never paid Taxes or filed Tax Returns asserting that Abacus is or may be subject to Taxes assessed by such jurisdiction;

(e)           Abacus is not a party to any pending action or proceeding before any court or any other governmental or regulatory authority for the assessment or collection of any Taxes;

(f)            There are no liens with respect to Taxes (except for liens with respect to property Taxes not yet due) upon any of the properties or assets of Abacus ;

(g)           Abacus has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

(h)           Abacus has set up adequate reserves for the payment of all Taxes not yet due and payable that adequately cover all Tax periods ending prior to the date hereof and has properly accrued for all Taxes not yet due and payable for Straddle Periods.  Since the conclusion of the fiscal year ended December 31, 2012, Abacus has no liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice;

(i)            Neither Abacus is a party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement or will not be bound by any such agreement or similar arrangement or have any liability thereunder for any amounts due in respect to periods prior to the Closing Date;

(j)            Reserved.

(k)           Abacus has no liability for the Taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law) as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than Abacus.  Abacus is not or ever has been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns;

(l)            Abacus is not or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction;

(m)          Abacus has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.  Abacus has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(n)           Abacus has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the three (3)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement; and

(o)           Abacus will not be required to include any amount as income for any taxable period or portion thereof beginning after the Closing Date, as a result of (i) a change in accounting method for any taxable period ending on or before the Closing Date, or (ii) any agreement with any Tax authority with respect to any such taxable period.

4.8          Material Contracts.  Schedule 4.8 sets forth a list of all of the following Contracts to which Abacus is a party or by which it is bound (collectively, the “Material Contracts”):

(a)           Any Contract for the furnishing of services to or by Abacus or otherwise related to the Business under the terms of which Abacus:  (A) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2014 or (B) is likely to pay or otherwise give consideration of more than $250,000 in the aggregate over the remaining term of such Contract;

(b)           Any agreement or plan, including any ownership option plan, appreciation right plan or ownership purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

(c)           Any agreement of indemnification, warranty or any guaranty other than any agreement of indemnification entered into in connection with (i) a lease or (ii) the sale or license of Software or hardware products in the Ordinary Course of Business;

(d)           Any Contract for the employment, severance or retention of any director, officer, employee, agent, shareholder, consultant or advisor of Abacus or any other Contract with any director, officer, employee, agent, shareholder, consultant or advisor of Abacus that provides for any severance, change in control, deferred compensation, retention, “stay put”, or “golden parachute” payments, termination of employment or expiration of such Contract upon consummation of the Transactions that does not, in each case, provide for termination at will by Abacus, as applicable, without further cost or liability to Abacus;

(e)           Any mortgages, indentures, guarantees, loans or credit agreements, security agreements, pledges or other agreements or instruments relating to the borrowing of money by Abacus or extension of credit to Abacus;

(f)            Any Contracts that limit or restrict Abacus, or any of its employees, from engaging in any business and any Contracts that limit or restrict anyone other than Abacus’s employees or consultants from competing with Abacus or from soliciting or hiring employees of any other Entity;

(g)           Any powers of attorney or comparable delegations of authority granted by Abacus;

(h)           Any Contract or commitment with any director, officer or Capital Stock owner of Abacus;

(i)            Any Contract that is a joint venture, partnership, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities;

(j)            Any Contract or undertaking not terminable without penalty, cost or liability on notice not exceeding thirty (30) days;

(k)           Any Contracts that are leases, rental or occupancy agreements, installments and conditional sale agreements, and other agreements affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments annually of less than $150,000;

(l)            Any Contracts that are licensing agreements or other agreements with respect to (i) Intellectual Property in an amount exceeding $50,000 annually and (ii) Software in an amount exceeding $50,000 annually;

(m)          Any Contracts with any Governmental Entity in an amount exceeding $250,000 annually;

(n)           Any Contracts between or among Abacus and any director, officer, employee, shareholder or any Affiliate of Abacus other than Contracts made in the Ordinary Course of Business on terms no less favorable than those that would have been obtained with a non-affiliated party;

(o)           Any Contract that is a guaranteed fixed price environmental remediation Contract; and

(p)           Any Contract that was not made in the Ordinary Course of Business, with:

(i)            Consequential or liquidated damages or other indemnity provisions that are not based upon Abacus’s negligence in the performance of its services;

(ii)           Fitness for purpose warranties or process, efficacy or similar guarantees; or

(iii)          At-risk design/build, lump sum turn-key, or similar Contract risks or arrangements.

(q)           In addition to the foregoing, any other agreement, Contract or commitment that involves a commitment, expenditure, liability or value in excess of $500,000; or

(r)            Any other agreement, Contract or commitment that could reasonably be expected to have a Material Adverse Effect on Abacus.

(s)            Complete and accurate copies of the Contracts appearing on Schedule 4.8, including all material amendments and supplements, have been delivered or made available to Buyer.  Each Material Contract is valid and is the legally binding obligation of Abacus.  Each of Abacus has duly performed all its respective obligations thereunder to the extent that such obligations to perform have accrued.  Except as set forth on Schedule 4.8, neither Abacus nor, to Sellers’ Knowledge, any other party to a Contract with Abacus, is in breach, violation or default under, and Abacus has not received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, Contracts or commitments to which Abacus is a party or by which Abacus is bound that are required to be disclosed on Schedule 4.8 in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).  To Sellers’ Knowledge, no breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any Material Contract by any party or obligor thereto other than Abacus or any Seller has occurred or, as a result of this Agreement or performance thereof, will occur. In addition, to Sellers’ Knowledge, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Material Contract or to reduce or otherwise change its activity thereunder so as to materially adversely affect the benefits derived or expected to be derived therefrom by Company or its applicable subsidiary.  Except as set forth on Schedule 4.8, each Contract providing for the sale of goods or services by Company has not exceeded the internal budget established for such Contract by more than $250,000, including amounts for corrections of defects, deficiencies, errors or omissions or other warranty or guaranty related work that are not reimbursed by the other party to such Contract.

4.9          Real and Personal Property; Leases.

(a)           Schedule 4.9 accurately identifies all Leased Real Property and each applicable Real Property Lease (including any amendments, guarantees, assignments, extensions, modifications or supplements thereto) and property address. Abacus does not owns any real property and, except as set forth on Schedule 4.9, Abacus has not owned or leased any real property that is not part of the Leased Real Property. Abacus has valid leasehold interests in, and possession of the Leased Real Property free and clear of all Encumbrances, and the valid and enforceable power and unqualified right to use and indirectly transfer the Leased Real Property pursuant to the terms and conditions of this Agreement. All the Real Property Leases are in full force and effect and none of Abacus and, to Sellers’ Knowledge, any other party to a Real Property Lease, is in default under any of such Real Property Lease nor is there any event which, with notice or lapse of time, or both, would constitute a material default by any party under any of the Real Property Leases, nor has Abacus subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. Abacus has provided complete and accurate copies of the Real Property Leases to Buyer. The Real Property Leases constitute valid and binding obligations of Abacus as tenants, enforceable in accordance with their terms. Except as set forth on Schedule 4.9, no Approval is required under the Real Property Leases in order to consummate the Transactions, and the consummation of the Transactions will not result in a breach under any Real Property Lease.  No condemnation or similar proceeding has been commenced and, to Sellers’ Knowledge, threatened against the Leased Real Property. None of the Leased Real Property has been materially damaged or destroyed since the Balance Sheet Date. All necessary material certificates, permits, licenses and other Approvals, governmental and otherwise, necessary for the use, occupancy and operation of the Leased Real Property and the conduct of the Business (including certificates of completion and certificates of occupancy) and all required zoning, building code, land use, environmental and other similar permits or Approvals, have been obtained and are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.  To Sellers’ Knowledge, there is no pending zoning proceeding affecting the Leased Real Property. The Leased Real Property constitutes all the real property used or necessary to conduct the Business.

(b)           Abacus owns, leases or has the legal right to use all the properties and assets, including the Intellectual Property and the Leased Real Property, used in the conduct of the Business or otherwise owned, leased or used by Abacus (all such properties and assets being the “Assets”). Abacus has provided Buyer copies of any and all licenses, permits, leases and operating agreements relating to the Leased Real Property.  Abacus represents and warrants that such materials provided to Buyer are complete and accurate copies of the same materials in Company’s files. Abacus has good title to or a valid leasehold or license interest in each material item of personal property that are part of the Assets used by it in conducting the Business (including good and marketable title to all material assets reflected on Abacus’s balance sheets), free and clear of any Encumbrance.  Except for Assets in transit in the Ordinary Course of Business, all material tangible personal property Assets are located on the Leased Real Property and in the possession of Abacus.

(c)           Immediately following the consummation of the Transactions, Abacus will continue to own, or lease, license or rent under valid and subsisting Contracts, or otherwise retain its respective interest in the Assets and will not incur any penalty or other adverse consequence, including any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.10        Condition and Sufficiency of Tangible Assets.  The tangible Assets are in reasonably good condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of the tangible Assets that are material to the operation of the Business is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The tangible Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

4.11        Licenses, Permits and Authorizations.  Schedule 4.11 sets forth a complete and accurate list of all jurisdictions in which the employees of Abacus are registered or qualified under the engineering (or architectural or surveying, if applicable) practice Laws of the states in the United States, the District of Columbia, and countries throughout the world in which Abacus provides such consulting services.  Each of Abacus and its Subsidiaries has all engineering practice registrations and approvals and all other material Approvals, rights, licenses and permits of or from Governmental Entities which are required to permit the operation of the Business of Abacus as presently conducted, and Abacus is not in violation of any of them.  Such Approvals, rights, licenses and permits are valid and in full force and effect in all material respects and will remain so upon consummation of the transactions contemplated by this Agreement.  To Sellers’ Knowledge, there is no threatened suspension, cancellation or invalidation of, or challenge to, any such Approvals, rights, licenses and permits.

4.12        Intellectual Property and Software.

(a)           Each of Abacus owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property that is used in the Business of Abacus.

(b)           To Sellers’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property or Third Party Intellectual Property of Abacus.

(c)           Except with respect to licenses of Software generally available for an annual license fee of no more than $50,000, Schedule 4.12 sets forth a list of all Contracts pursuant to which each of Abacus licenses or otherwise is authorized to use any Intellectual Property or Software used in the Business as currently conducted.  None of Company is in material breach of any license or other agreement relating to the Intellectual Property or Third Party Intellectual Property of Abacus.

(d)           Schedule 4.12 sets forth a list of all registered trademarks and pending applications for registrations of any trademarks owned by Abacus.  All registrations set forth on Schedule 4.12 are in full force and effect.

(e)           Abacus has not (i) been a party to any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; or (ii) brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license agreement involving Intellectual Property against any third party.  To Sellers’ Knowledge, the operation of the Business does not infringe upon any patent, trademark, service mark or copyright of any third party.

(f)            Abacus has secured valid written assignments or work for hire agreements from all consultants and employees who contributed to the creation and development of Intellectual Property of the rights to such contributions that Abacus does not already own by operation of law.

(g)           Abacus has taken reasonable steps to protect Abacus’s rights in its confidential information and trade secrets that it wishes to protect.

4.13        Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 4.13, there is no Action pending or, to Sellers’ Knowledge, threatened against Abacus or any of its Assets.

(b)           Except as disclosed on Schedule 4.13, Abacus is not subject to or in default with respect to any Order to which it or any of its Assets (owned or used), is subject.  At all times during the past three (3) years, Abacus has been in compliance in all material respects with each Law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its Assets.

(c)           Except as set forth on Schedule 4.13, Abacus has not received, during the past three (3) years, any written notice or, to Sellers’ Knowledge, any other communication from any Governmental Entity or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of Abacus to undertake or to bear all or any portion of the cost of, any remedial action of any nature.  Neither Abacus nor any of its Assets is subject to any Order which could reasonably be expected to have a Material Adverse Effect on Abacus.

4.14        Insurance.

(a)           Schedule 4.14 sets forth the following information with respect to each insurance policy under which Abacus has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past year from the date hereof:

(i)            The name, address and telephone number of the agent or broker;

(ii)           The name of the insurer and the names of the principal insured and each named insured;

(iii)          The policy number and the period of coverage;

(iv)          The type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage; and

(v)           The premium charged for the policy, including a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b)           Except as set forth on Schedule 4.14, there is no actual, pending, or to Sellers’ Knowledge, threatened claim against Abacus that would come within the scope of such coverage listed on Schedule 4.14, nor has any current carrier provided notice to Abacus that it intends to terminate any policy or to deny coverage with respect to any such claim.  Except as listed on Schedule 4.14, there is no actual, pending or, to Sellers’ Knowledge, threatened claim against Abacus that would not come within the scope of Abacus’s insurance coverage listed on Schedule 4.14.

(c)           Abacus has maintained during the past three (3) years and now maintains (i) insurance on all of the Assets used in connection with the Business of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection in amounts customary in Abacus’s industry (subject to the deductible amounts and dollar limits of coverage set forth in said Schedule) against errors and omissions and other liabilities, claims, and risks against which it is customary and reasonable to insure in its industry.  Abacus has not, within the past three (3) years, allowed any insurance policy to lapse for failure to renew or for any other reason, unless such coverage was replaced with coverage of a similar type and amount.  Abacus has not failed to give any notice or present any claim under any insurance policy in due and timely fashion under the applicable insurance policy.

(d)           There are no (i) proposed material increases in Abacus’s premiums for insurance or for contributions for worker’s compensation or unemployment insurance, (ii) overt conditions existing in the Business that would reasonably be expected to result in such increases, other than increases generally applicable to Abacus’s industry, or (iii) proposed material decreases in Abacus’s coverage or other policy benefits.  Further, no existing insurer of Abacus has denied Abacus coverage on any claim or refused to approve any proposed settlement.

(e)           Sellers shall obtain a run-off (sometimes known as tail coverage) on its existing professional liability coverage with a $50,000 per claim deductible, and $2,000,000 per claim and annual aggregate limits, which shall cover not less than three (3) years following this acquisition.  Such policy shall include Buyer as a name insured.  Professional liability coverage maintained by Buyer and WGI shall be in excess professional liability insurance maintained by Seller.

4.15        Employee and Labor Matters.

(a)           Schedule 4.15(a) accurately sets forth, with respect to each employee of Abacus as of the date hereof:

(i)            The name of such employee and the date as of which such employee was originally hired by Abacus;

(ii)           Such employee’s title;

(iii)          Such employee’s annualized compensation as of the date of this Agreement and bonuses or other incentive compensation, if any, for each of the past three (3) years;

(iv)          Such employee’s target incentive compensation for 2014 (commission and/or bonus, as applicable);

(v)           Such employee’s classification as exempt or non-exempt from applicable state or federal overtime Laws or regulations;

(vi)          Such employee’s accrued vacation and/or paid time off as of the Closing Date;

(vii)         Such employee’s vacation and/or paid time off accrual rate per year;

(viii)        Such employee’s visa type (if any);

(ix)          Such employee’s security clearance (if any);

(x)           To the extent such employee is on a leave of absence, the nature of such leave of absence and the anticipated date of return to active employment; and

(xi)          Each Benefit Plan in which such employee participates or is eligible to participate.

(b)           Except as set forth on Schedule 4.15(b), Abacus is not a party to, or has at any time in the past three (3) years, been threatened in writing with, any lawsuit, claim, charge, or investigation brought by or before any Governmental Entity or arbitral forum, in which Abacus is alleged to have violated any employment Contract, independent contractor agreement, or Law relating to employment, hiring, equal opportunity, discrimination, harassment, retaliation, immigration, wages, hours, compensation, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, privacy rights of employees, misclassification of employees as exempt from applicable overtime Laws, or the misclassification of any Person as an independent contractor.

(c)           Abacus is not a party to any collective bargaining agreement and there are no labor unions or other organizations representing any employee.  There are no labor unions or other or other organizations that have filed a petition with the National Labor Relations Board or any other Government Entity within the three (3) years prior to the date of this Agreement seeking certification as the collective bargaining representative of any employee.  To Sellers’ Knowledge, no labor union or organization is engaged in or threatening to engage in any organizing activity with respect to any employee.  During the three (3) years prior to the date of this Agreement, there has not been, and there is not pending or, to Sellers’ Knowledge, threatened, any (1) strike, lockout, slowdown, picketing, or work stoppage with respect to any employee or (2) unfair labor practice charge, grievance or complaint filed or pending against Abacus.

(d)           Except as set forth on Schedule 4.15(d), Abacus has complied, and is currently in compliance, in all material respects with all Laws related to the employment of employees, including provisions related to the hiring of employees, payment of wages, hours of work, classification of employees as exempt from overtime regulations, classification of Persons as independent contractors, leaves of absence, equal opportunity, discrimination, harassment, retaliation, occupational health and safety, employee privacy rights, immigration, and workers’ compensation.

(e)           With respect to each current and former employee of Abacus, during the three (3) year period preceding the date of this Agreement, each of Abacus: (i) has withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (ii) has no outstanding material liability, or to Sellers’ Knowledge, any potential material liability, for any arrears of wages, severance pay or any penalty relating thereto for failure to comply with any of the foregoing;  (iii) has no outstanding material liability, or to Sellers’ Knowledge, any potential Liability, for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business); and (iv) has no outstanding material liability or, to Sellers’ Knowledge, any potential material liability with respect to any misclassification of any person as (x) an independent contractor rather than as an employee, or with respect to any employee leased from another employer, or (y) an employee exempt from state or federal overtime regulations.

(f)            Except as set forth on Schedule 4.15(f), Abacus has no Contracts that entitle any employee to any severance, change of control, or “golden parachute” payments or any other payments or compensation upon consummation of the Transactions or termination of employment.

(g)           During the three (3) years preceding the Closing Date, Abacus has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (or any similar state, local or foreign Law)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Abacus or (ii) a “mass layoff” (as defined in the WARN Act (or any similar state, local or foreign Law)) affecting any site of employment or facility of Abacus.

(h)           To Sellers’ Knowledge, no officer, employee or group of employees has provided written notice of termination of employment with Abacus before or immediately after the Closing.

(i)            Abacus is not a party to any agreement for the provision of labor from any outside agency.  To Sellers’ Knowledge, each Person who is an independent contractor of Abacus is properly classified as an independent contractor for purposes of all Laws related to employment and the status of independent contractors.

4.16        Employee Benefit Plans; ERISA.

(a)           Schedule 4.16 sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, options, appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by Abacus or with respect to which Abacus has or may in the future have any liability (contingent or otherwise) and subject to U.S. Law.  Each plan, agreement, program, policy or arrangement required to be set forth on Schedule 4.16 pursuant to the foregoing is referred to herein as a “Benefit Plan.”

(b)           Abacus has delivered the following documents to Buyer with respect to each Benefit Plan, as applicable:  (1) correct and complete copies of all documents embodying such Benefit Plan, including all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three (3) most recent annual actuarial valuations, if any, (5) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three (3) years, (8) all discrimination tests for the most recent three (3) plan years, and (9) all material written agreements and Contracts currently in effect, including administrative service agreements, group annuity Contracts, and group insurance Contracts.

(c)           Each Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including ERISA and the Code, which are applicable to such Benefit Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued.  Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or an opinion letter with respect to the qualified status of the master or prototype form on which it is established) from the IRS covering the all legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(d)           No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by Abacus or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.  The term “ERISA Affiliate” means any Person that, together with Abacus and/or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e)           Abacus is not subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  Abacus has complied with all applicable health care continuation requirements in Section 4980B of the Code and in Title I, Subtitle B, Part 6 of ERISA.  No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

(f)            No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with Abacus other than (1) coverage mandated by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment Contracts set forth on Schedule 4.16.

(g)           Except as set forth on Schedule 4.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Abacus under any Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(h)           No Action (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Benefit Plan).  There are no audits, inquiries or Actions pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Benefit Plan.

(i)            Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, including any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, that has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.  No Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) provides benefits that are exempt from Section 409A because the benefits were earned and vested as of December 31, 2004 and the Benefit Plan was not materially modified after October 3, 2004. Abacus has not issued, granted or promised (1) any stock rights within the meaning of Section 409A of the Code, (2) any incentive stock options as described in Section 422 of the Code, or (3) any employee stock purchase plan rights described in Section 423 of the Code.  No stock option of Abacus or its Subsidiaries (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(j)            Schedule 4.16 sets forth those Benefit Plans maintained by Abacus outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Benefit Plan, a “Foreign Benefit Plan”).  With respect to any Foreign Benefit Plans, (A) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (B) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established in the Financial Statements, and (C) no material liability or obligation of Abacus exists with respect to such Foreign Benefit Plans that has not been disclosed on Schedule 4.16.

4.17.       Transactions with Affiliates.  Except (i) as set forth on Schedule 4.17 and (ii) for employment and benefit arrangements in the Ordinary Course of Business, no director, officer or other Affiliate of Abacus or, to Sellers’ Knowledge, any Person with whom any such director, officer or other Affiliate or associate has any direct or indirect relation by blood, marriage or adoption, or, to Sellers’ Knowledge, any Entity in which any such director, officer or other Affiliate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by all such persons) has any interest in (a) any Contract with Abacus, or relating to the Business, including any Contract for or relating to indebtedness of Abacus, or (b) any property, including Intellectual Property and Real Property, used in the Business.

4.18.       No Brokers or Finders.  Except as set forth on Schedule 4.18, no Person engaged by or acting on behalf of any of Sellers, Abacus or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transaction.

4.19.       Receivables.

(a)           All accounts receivable of Abacus whether reflected on the most recent balance sheet in the Financial Statements or otherwise and including “work in process” inventory and accrued and unbilled revenues, represent actual revenues generated in the Ordinary Course of Business.  Abacus has calculated the allowance for doubtful accounts shown on the consolidated unaudited balance sheet of Abacus as of the Balance Sheet Date in accordance with GAAP applied on a basis consistent with past practice.

(b)           Abacus has delivered or made available to Buyer a complete and accurate aging list of all receivables of Abacus as of the Balance Sheet Date.

4.20        Environmental Matters.  Except as set forth on Schedule 4.20:

(a)           Abacus is in compliance with all Environmental Laws, which compliance includes obtaining and maintaining all permits used in the operation of the Business. Schedule 4.20 sets forth a complete list of all environmental permits held by Abacus.

(b)           Abacus has not generated, used, transported, treated, stored, released or disposed of, or, to Sellers’ Knowledge, permitted anyone else for whom Abacus would have liability to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws.

(c)           There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of Abacus or, to Sellers’ Knowledge, any nearby or adjacent properties or facilities, which has resulted in or would reasonably be expected to result in Abacus incurring any liability under any Environmental Laws or which would require reporting or notification to any Governmental Entity.

(d)           There have been no material Releases (except for releases in accordance with valid environmental permits) of any Hazardous Materials at any of the properties of Company which have resulted or which would be reasonably anticipated to result in material liability for Company under Environmental Law.

(e)           Company has not received any written notice or any other communication from any Governmental Entity or any other Person regarding any actual or alleged obligation on the part of Company to undertake or to bear all or any portion of the cost of, any remedial action of any environmental contamination.

(f)            Abacus has not received notice from any Person (i) that Abacus is considered to be a potentially responsible party under The Comprehensive Environmental Response, Compensation and Liability Act or any state or local equivalent Law or (ii) that Abacus is named or is to be named in any Action arising out of or related to Hazardous Substances.

(g)           Abacus has made available to Buyer or its advisors copies of all environmental reports, studies and audits that are in its possession or control to the extent related to the Business of Abacus or to Real Property.

4.21        Restrictions on Business Activities.  There is no Order binding upon Abacus that has, or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of Business by Abacus taken as a whole as presently conducted.

4.22        Internal Controls.  Abacus maintains a system of internal controls sufficient in all material respects to provide reasonable assurances that:

(a)           Transactions are executed in accordance with management’s general or specific authorization;

(b)           Transactions are recorded as necessary (1) to permit preparation of financial statements in conformity with GAAP applied on a basis consistent with past practice and (2) to maintain accountability for Assets;

(c)           Access to Assets is permitted only in accordance with management’s general or specific authorization; and

(d)           The recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23        Absence of Certain Business Practices.  Neither Abacus nor any of its directors, officers, agents or employees or any other Person affiliated with or acting for or on the behalf of Abacus has, (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or established or maintained any unlawful or unrecorded funds, or (b) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could subject the Business of Abacus or Buyer to any damage or penalty in any civil, criminal or governmental Action.

4.24        Foreign Assets Control Regulations and Anti-Money Laundering.  Abacus (i) is not a Person whose property or interest in property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such person in any manner that violates such Section 2, and (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the United States Department of the Treasury on June 24, 2003, as updated from time to time, or subject to the limitations or prohibitions under any other United States Department of the Treasury’s Office of Foreign Assets Control regulation or executive order.

4.25        Government Contract Matters.

(a)           Abacus has not been suspended or debarred from bidding on Contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of Sellers, has any suspension or debarment action been commenced.

(b)           None of Abacus or its executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) have, within the preceding three (3) years, been convicted or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government Contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, or receiving stolen property.

(c)           No termination, default, cure or show cause notice has been issued to Abacus.

(d)           There exist no outstanding requests for equitable adjustment or other contractual action for relief against Abacus with respect to any Contract with a Governmental Entity.

(e)           Abacus has complied with, and has conducted its operations in accordance with, each applicable Law pertaining to Contracts with Governmental Entities, including compliance with cost accounting standards set forth in the Federal Acquisition Regulations.

4.26        Bank Accounts.  Schedule 4.26 sets forth a true and complete list of (i) all bank accounts and safe deposit boxes in the name of Abacus and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) all investment accounts each of Abacus has with brokerage or other firms and the names of all Persons entitled to make investment decisions with respect to such accounts.

4.27        Contract Backlog.  Schedule 4.27 sets forth a complete and accurate list, on a contract-by-contract basis determined as of Closing Date, of the Contract Backlog of Abacus.  For purposes of this Section 4.27, the term “Contract Backlog” means revenues projected to be recognized from signed Contracts on hand with respect to which cancellation is not anticipated by Abacus.  With respect to the Contracts listed on Schedule 4.8, each Contract which has been funded is so indicated.  The Contract Backlog amounts set forth on Schedule 4.27, both individually and in the aggregate, constitute Abacus’s best obtainable estimate of such amounts as of such date, based upon then-existing facts and circumstances known to Abacus.  Since the date of the most recent balance sheet in the Financial Statements, there has not been a material (more than 10%) reduction in total Contract Backlog.

4.28        Clients; Customers; Sales.  Schedule 4.28 sets forth a correct and current list of all clients and customers of Abacus from which Abacus has received more than $250,000 in revenues in the most recently completed fiscal year or during fiscal year 2014.  Except as indicated on Schedule 4.28, Sellers have no Knowledge that any of the customers listed on Schedule 4.28 intend to cease doing business with Abacus, or materially reduce the amount of the business that they are presently doing with Abacus. The consummation of the Transactions will not have any Material Adverse Effect on the business relationship of Abacus with any customer or client listed on Schedule 4.28. Except as set forth on Schedule 4.28:  (i) since the Balance Sheet Date, no client, customer or other Person has asserted or, to Sellers’ Knowledge, threatened to assert, in writing any material claim against Abacus (a) under or based upon any warranty provided by or on behalf of Abacus, or (b) under or based upon any other warranty relating to any services performed by Abacus; and (ii) to the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that likely would give rise to or serve as a basis for the assertion of any such claim or any claim based on error and omission liability or other similar claim.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and agrees as follows:

5.1          Organization and Authority of Buyer; Enforceability.

(a)           Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.

(b)           The execution, delivery and performance of this Agreement and the other Transactional Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by its board of directors, and no other corporate proceeding on the part of Buyer are necessary to approve this Agreement, the other Transactional Agreements or the Transactions.  This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Abacus and each of Sellers, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

5.2          No Conflict; Governmental Consents.

(a)           Except as set forth on Schedule 5.2, the execution, delivery and performance of this Agreement by Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the Charter Documents of Buyer, (ii) conflict with or violate in any material respect any Law applicable to Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which Buyer is a party or by which any of the assets or properties is bound or affected, other than in the case of clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, cancellations or Encumbrances that would not have a Material Adverse Effect on Buyer.

(b)           The execution, delivery and performance of this Agreement by Buyer do not and will not require any Approval of or Order by any Governmental Entity or any other Person, except any filings or notifications with respect to federal or state securities Law requirements.

5.3          Validity of Shares to be Issued.  The Willdan Shares, if any, to be issued to Sellers pursuant to this Agreement have been duly authorized and, upon delivery in accordance with the provisions of this Agreement, including the meeting of all necessary conditions herein for issuance, will be validly issued, fully paid and non-assessable.

5.4          Brokers.  Except for Wedbush Securities (all fees and expenses of which are and will remain the obligation of Buyer), no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or WGI who is entitled to any fee or commission in connection with the Transactions.

5.5          Investment Purpose.  Buyer is acquiring the outstanding Capital Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.  Buyer understands that (a) the Capital Stock has not been registered under the Securities Act or registered or qualified under any applicable state securities Laws in reliance upon specific exemptions therefrom, and (b) the Capital Stock may not be transferred or sold except in a transaction registered or exempt from registration under the Act, and registered or qualified or exempt from registration or qualification under any applicable state securities Laws.

5.6          Credit Agreement.  There is no Default or Event of Default or an event that with the passage of time would become a Default or Event of Default (as such terms are defined in that certain Credit Agreement dated as of March 24, 2014, as extended, renewed, amended or restated from time to time (the “Credit Agreement”)).  Further, Buyer’s payment of the Note is a payment permitted under Section 8.22 of the Credit Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Preservation of Records.  Sellers shall provide all books and records of Abacus to Buyer on the Closing Date, provided, that Sellers shall be permitted to retain copies of such books and records, subject to the provisions of Section 6.2.  Buyer agrees that it shall preserve and keep the books and records provided by Sellers to Buyer on the Closing Date for a period of one (1) year from the Closing Date; provided that, if any such books or records of Abacus relate to a Claim brought by a Seller Indemnified Party pursuant to Section 10.2 of this Agreement and such Claim is unresolved at the end of one (1) year from the date of this Agreement, then such books and records relating to such unresolved Claim may not be destroyed until the resolution of such Claim.  During such one (1) year period, Buyer will give Sellers reasonable access during Buyer’s regular business hours upon reasonable advance notice and under reasonable circumstances, subject to restrictions under applicable Law, to such books and records of Abacus transferred to Buyer to the extent necessary for the preparation of financial statements, regulatory filings or Tax Returns of Sellers or their Affiliates in respect of periods ending on or prior to Closing, or in connection with any insurance claims, legal proceedings, Tax audits or governmental investigations or in order to enable Sellers to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby and thereby.  Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 6.1.

6.2          Cooperation With Respect to Financial Statements.  Sellers agree to cooperate with, and provide reasonable assistance to, Buyer, including providing and consenting to any required disclosure, in connection with any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act, and any rules and regulations promulgated thereunder. At Buyer’s request, such cooperation and assistance shall include, but not be limited to, making available such financial information with respect to Abacus as may be reasonably required in connection with such filing, registration statement or report (to the extent such financial information is available to Sellers), including using commercially reasonable efforts to facilitate Buyer’s access to the independent accountants that issued the audit reports for Abacus’s Financial Statements and using commercially reasonable efforts to obtain the consent of such independent accountants for the filing of their audit report(s) with respect to the Financial Statements in any filings, registration statements or reports of Buyer or any of its Affiliates under the Securities Act or the Exchange Act and any rules and regulations promulgated thereunder. The cost of preparation of any such required financial information and consents shall be borne by Buyer.

6.3          Regulatory and Other Authorizations; Notices and Consents.

(a)           Sellers and Abacus shall use their commercially reasonable efforts to give all notices and obtain all consents set forth on Schedules 3.4 and 4.4.  Buyer shall cooperate and use all commercially reasonable efforts to assist Sellers in giving such notices and obtaining such consents; provided, however, that Buyer shall not have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement.

(b)           Sellers and Buyer agree that, in the event any Order or Approval necessary to preserve any material right or benefit of the Business or Abacus under any Contract to which Abacus is a party is not obtained prior to the Closing, Sellers will, subsequent to the Closing, use their commercially reasonable efforts to cooperate with Buyer, to the extent reasonably necessary, at Buyer’s sole cost and expense, to attempt to obtain such Order or Approval as promptly thereafter as practicable; provided, however, that none of Sellers shall have any obligation to give any guarantee or other consideration of any nature in connection with any such Approval or Order.

6.4          Non-Competition; Non-Solicitation.

(a)           Restrictions on Competitive Activities.  Each Seller agrees that, after the Closing, Buyer, Abacus shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same to the maximum extent permitted by Law.  Each Seller also acknowledges that his management contributions to the Business have been uniquely valuable and involve proprietary information that would be competitively unfair to make available to any competitor of Abacus.  For these and other reasons and as an inducement to Buyer to enter into this Agreement, each Seller agrees that (x) for a period of five (5) years after the Closing Date (the “Restricted Period”), each Seller will not, directly or indirectly, for its own benefit or as agent for another carry on or participate in the ownership, management or control of, or the financing of, or be employed by, or consult for or otherwise render services or advice to, or allow its name or reputation to be used in or by, any other present or future business enterprise that competes with Buyer, Abacus in activities in which Abacus is engaged as of the Closing Date in any of the business territories in which Abacus is conducting business or is actively engaged in the pursuit of business or has conducted business within the prior five (5) years (the “Covered Area”).

(b)           Restrictions on Soliciting Customers.  Each Seller agrees that during the applicable Restricted Period, such Seller will not, directly or indirectly (i) induce, entice, or solicit any client or customer of Buyer or Abacus to terminate any contractual or business relationship with Buyer or Abacus, or (ii) in any other manner use any client or customer lists or client or customer leads, mail, telephone numbers, client preferences, or printed material of Buyer or Abacus to the detriment of Buyer or Abacus.

(c)           Restrictions on Soliciting Employees.  In addition to the foregoing covenants, to protect Buyer against any efforts by Sellers to cause employees of Abacus to terminate their employment, each Seller agrees that during the applicable Restricted Period, such Seller will not, directly or indirectly, (i) induce, entice or solicit any employee of Abacus to leave Abacus or to accept any other employment or position, or (ii) make referrals to, or otherwise assist, any other entity in hiring any such employee; provided, however, the foregoing shall not prohibit general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, nor the hiring, employment or engagement of any Continuing Employee who presents himself or herself for employment without direct or indirect solicitation by any Seller or any Affiliate of any Seller.

(d)           Exceptions.  Nothing contained herein shall limit the right of any Seller as an investor to hold and make investments in securities of any corporation or limited partnership that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market, provided such Seller’s equity interest therein does not exceed one percent (1.0%) of the outstanding shares or interests in such corporation or partnership.

(e)           Special Remedies and Enforcement.  Each Seller recognizes and agrees that a breach by such Seller of any of the covenants set forth in this Section 6.4 could cause irreparable harm to Buyer, that Buyer’s remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against such Seller, in addition to any other rights and remedies which are available to Buyer.  If this Section 6.4 is more restrictive than permitted by the Laws of the jurisdiction in which Buyer seeks enforcement hereof, this Section 6.4 shall be limited to the extent required to permit enforcement under such Laws.  The applicable Restricted Period shall also be extended by the same amount of time that any Seller is in breach of any provision of this Section 6.4.

(f)            Severability.  The parties intend that the covenants contained in Sections 6.4(a)-(c) hereof shall be construed as a series of separate covenants, one for each county, city, state, nation, and other political subdivision.  Except for geographic coverage, each such separate covenant shall be deemed otherwise identical in terms.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be deemed eliminated from this Section 6.4 for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court.  It is the intent of the parties that the covenants set forth in this Agreement be enforced to the maximum degree permitted by applicable Law.

(g)           Representations of Sellers.  Each Seller represents that:  (i) he is familiar with the covenants set forth in this Agreement; (ii) he is fully aware of his obligations under this Agreement, including the length of time, scope and geographic coverage of these covenants; (iii) he is receiving specific, bargained-for consideration for his covenants not to compete and not to solicit; and (iv) execution of this Agreement, and performance of such Seller’s obligations under this Section 6.4, will not conflict with, or result in a violation or breach of, any other agreement to which the Seller is a party or any judgment, order or decree to which the Seller is subject.

(h)           Reasonableness of Terms.  Each Seller acknowledges that the length, scope of activity and geographic coverage to which the restrictions imposed in Sections 6.4(a)-(c) hereof shall apply are fair and reasonable and are reasonably required for the protection of Buyer and Abacus, including but not limited to protecting Abacus’s confidential, proprietary and trade secret information, the stable workforce maintained by Abacus, the relationships Abacus maintain with their customers, and the goodwill in Abacus acquired by Buyer.  Each Seller further acknowledges that Abacus currently does business, is actively engaged in the pursuit of business or has conducted business within the prior five (5) years in the Covered Area.

6.5          Credit Agreement.  Buyer and WGI agree to notify Sellers in writing within five (5) business of the occurrence of a Default or Event of Default under the Credit Agreement.

6.6          Taking of Necessary Action; Further Action.  If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Buyer with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Abacus, the officers and directors of Buyer are fully authorized in the name of Buyer or otherwise to take, and will take, all such actions at Buyer’s expense.

ARTICLE VII
EMPLOYEE MATTERS

7.1          Health and Benefit Plans.

(a)           Within ten (10) Business Days following the Closing Date, the Continuing Employees as listed on Schedule 7.1 (provided such Continuing Employees are then employed by Buyer or Company) shall be covered by the employee benefit plans, programs, and policies established or maintained by Buyer applicable to similarly situated employees of Buyer (the “Buyer’s Plans”).  Until the Continuing Employees have been transitioned to Buyer’s Plans, Buyer shall cause Abacus to maintain the employee benefit plans, programs and policies of Abacus existing on the Closing Date for the benefit of the Continuing Employees (the “Company’s Plans”).  After the transition from Abacus’s Plans to Buyer’s Plans, Buyer agrees to maintain availability of coverage under Buyer’s Plans for Continuing Employees (so long as such Continuing Employee is employed by Buyer or Abacus) on the same basis and terms and conditions as for similarly situated employees of Buyer.  Subject to the immediately preceding sentence, nothing contained in this Section 7.1 shall obligate or commit Buyer to continue Buyer’s Plans after the Closing Date or to maintain in effect any such plan or any level or type of benefits.

(b)           Buyer shall cause each group health plan of Buyer or, with respect to an insured plan, use its commercially reasonable efforts to cause the insurer, to waive any pre-existing condition exclusions thereunder with respect to the Continuing Employees and their covered beneficiaries to the extent that such Continuing Employees are enrolled in the applicable group health plan of Abacus as of the Closing Date.

(c)           For purposes of this Article VII, Continuing Employees shall receive credit for purposes of eligibility to participate and for vesting and benefit accruals under Buyer’s employee benefit plans, programs and policies for service accrued or deemed accrued prior to the Closing Date with Abacus; provided, however, that such prior service credit shall not operate to duplicate any benefit or the funding of any such benefit.

7.2          Mutual Cooperation.  Sellers and Buyer agree, in a complete, diligent and timely manner, to exchange such employee census, actuarial or other data as shall be reasonably necessary to calculate benefits under any plan and to take any and all actions as shall be reasonably necessary or advisable to effect the provisions of this Article VII.

7.3          Third-Party Claims.  Nothing in this Agreement is intended, or shall be construed, to confer upon any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Article VII.

ARTICLE VIII
TAX MATTERS

8.1          Returns and Payments.  Following the Closing, Sellers shall cause Abacus to file, on a basis consistent with past practice (except as required by applicable Law), any and all Tax Returns for Pre-Closing Tax Periods (other than Straddle Periods), provided that Sellers will supply a copy such Tax Returns to Buyer ten (10) days prior to the due date for filing for the review and consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

8.2          Allocation of Taxes.

(a)           Sellers shall be responsible for the payment of all Taxes of Abacus attributable to any Pre-Closing Tax Period and Buyer, subsequent to the Closing, shall be responsible for the payment of all Taxes with respect to Abacus attributable to any Post-Closing Tax Period.

(b)           For purposes of Section 8.2(a), the Taxes related to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date.

8.3          Section 338(h)(10) Elections.

(a)           The Sellers and the Buyer shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to Abacus (collectively, the “Section 338(h)(10) Elections”) and shall file such Section 338(h)(10) Elections in accordance with applicable regulations.  The Sellers and the Buyer shall cooperate in all respects for the purpose of effectuating the Section 338(h)(10) Elections, including the execution and filing of any required Tax Returns and the grant of consent to the Section 338(h)(10) Elections by the Sellers.  Without limiting the foregoing, the Buyer and the Sellers shall each execute a Form 8023 with respect to Abacus at the Closing, which forms shall be timely filed by the Buyer.  Sellers shall be responsible for all Taxes imposed on Abacus, or any Seller as a result of making the Section 338(h)(10) Elections.

(b)           Within 120 days after the Closing Date, the Sellers shall deliver to the Buyer an allocation of the Aggregate Deemed Sales Price (as such term is defined in Treasury Regulation § 1.338-4) among the assets of Abacus in accordance with Treasury Regulations §§ 1.338-6 and 1.338-7 (the “Allocation Statement”).  The allocation of the Aggregate Deemed Sales Price shall be in accordance with the fair market value of the acquired assets as provided in Section 1060 of the Code.  The Buyer shall have the right to review the Allocation Statement.  Within forty-five (45) days after the Buyer’s receipt of the Allocation Statement, the Buyer shall indicate its concurrence therewith, or propose to the Sellers any changes to the Allocation Statement.  The Buyer’s failure to notify the Sellers of any objection to the Allocation Statement within forty-five (45) days after receipt thereof shall constitute the Buyer’s concurrence therewith.  Should the Buyer propose any change to the Allocation Statement, the Buyer and the Sellers shall resolve any disagreement regarding the Allocation Statement in accordance with the provisions of Section 2.4(b).  The allocation so determined shall be binding on the parties, and all Tax Returns filed by the Buyer, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by Law).  Appropriate adjustments shall be made with respect to the allocation for all payments made after the Closing Date in accordance with Section 8.3(c).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 8.3(b).

(c)           With respect to payments made after the Closing Date and not included in the original Allocation Statement, Sellers shall prepare and provide to Buyer within sixty (60) days after such payments are made a revised Allocation Statement that reflects such payments and is prepared in accordance with Section 8.3(b).  Thereafter, Sellers and Buyer shall follow the same procedures contained in Section 8.3(b) in finalizing the revised Allocation Statement.  The allocation so determined shall be binding on the parties, and all Tax Returns filed by the Buyer, the Sellers, and each of their Affiliates, if any, shall be prepared consistently with such allocation, and none of them shall take a position on any Tax Return or other form or statement contrary to such allocation (unless required to do so by Law).  Each of the parties agrees to notify the other if the IRS or any other authority proposes a reallocation of amounts allocated pursuant to this Section 8.3(c).

8.4          S Corporation Status.  Abacus and the Sellers will not revoke Abacus’s election to be treated as an S corporation.  Abacus and the Sellers will not take or allow any action, other than the sale of Common Stock pursuant to this Agreement that would result in the termination of Abacus’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

8.5          Tax Audits; Amended Return.  Any Tax audits or proceedings of Abacus for Tax periods ending prior to or on the Closing Date will be controlled by Sellers; provided that Buyer may participate in any such Tax audits or proceedings and if the results of such Tax audit or proceeding could reasonably be expected to result in a payment obligation by, or otherwise have a material adverse effect on, Buyer, then Buyer and Sellers shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Sellers shall promptly notify Buyer if they decide not to control the defense or settlement of any such Tax audit or administrative or court proceeding which they have the right to control and Buyer thereupon shall be permitted to defend and settle such Tax audit or proceeding at Sellers’ expense.

8.6          Cooperation and Exchange of Information.  Upon the terms set forth in Section 6.1 of this Agreement, Sellers and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing and executing any Tax Return, which such other party is responsible for preparing and filing, participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying Schedules, related work papers and documents relating to rulings or other determinations by Tax authorities.  Any information obtained under this Section 8.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

8.7          Conveyance Taxes.  Sellers shall pay any and all real property transfer or gains, sales, use, transfer, value added, transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes (“Transfer Taxes”) which become payable in connection with the transactions contemplated by this Agreement.  Buyer shall execute and deliver all instruments and certificates necessary to enable Sellers to comply with the foregoing.

ARTICLE IX
CONDITIONS OF PURCHASE

9.1          Conditions to Obligations of Sellers and Abacus.  The obligations of Sellers and Abacus to effect the Closing shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, except to the extent waived in writing by Sellers:

(a)           No Proceeding or Litigation.  No Action shall have been commenced by or before any Governmental Entity of competent jurisdiction against Sellers, Abacus, or Buyer, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9.1(a) shall not apply if any Seller or Abacus has directly or indirectly solicited or encouraged any such Action.

(b)           Closing Deliverables.  Buyer shall have delivered to Sellers the deliverables set forth in Section 2.7.

9.2          Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Closing shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, except to the extent waived in writing by Buyer:

(a)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Entity of competent jurisdiction against either Sellers, Buyer, or Abacus seeking to restrain or materially and adversely alter the transactions contemplated hereby which is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 9.2(a) shall not apply if Buyer has solicited or encouraged any such Action.

(b)           Consents and Approvals.  Buyer and Sellers shall have received, each in form and substance satisfactory to Buyer in its reasonable discretion, all Orders and Approvals of all Governmental Entities and other Persons which are necessary for the consummation of the transactions contemplated by this Agreement and the third party Approvals identified on Schedules 4.4(b) and 4.9.

(c)           Resignations of Abacus’s Directors.  Buyer shall have received the resignations, effective as of the Closing Date, of all of the members of Abacus’s board of directors.

(d)           Resignations of Abacus’s Officers.  Buyer shall have received the resignations, effective as of the Closing Date, of all of the members of Abacus’s board of directors.

(e)           No Material Adverse Effect. There shall not have occurred any Material Adverse Effect on Abacus.

(f)            Releases of Creditors.  Sellers shall have delivered executed releases and UCC-3 termination statements, in forms reasonably satisfactory to Buyer, from all entities which have filed a UCC-1 statements asserting a security interest in any Abacus Assets.

(g)           No Debt.  At Closing, Abacus shall have no indebtedness for borrowed money outstanding to any Persons.

(h)           Employment Agreements.  Buyer and each of Mark Kinzer and Steve Rubbert shall have entered into an employment agreement in substantially the form of Exhibits C and D hereto, respectively.

(i)            Auditor’s Consent. Buyer shall have received written agreement from Abacus’s auditors that signed Abacus’s audit reports for the fiscal year ending December 31, 2013 to provide consent to include the auditor’s report in Buyer’s filings with the SEC.

(j)            Closing Deliverables.  Sellers shall have delivered to Buyer the deliverables set forth in Section 2.6.

9.3            Frustration of Closing Conditions.  Neither Buyer nor Sellers may rely on the failure of any condition set forth in Sections 9.1 and 9.2, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X
INDEMNIFICATION

10.1        Obligations of Indemnification.

(a)           Each Seller, severally and not jointly, agrees to indemnify and hold harmless Buyer and its directors, officers, agents, representatives and Affiliates and their successors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any of such Seller’s representations or warranties made by such Seller in Article III,  and (ii) the breach of any covenant or agreement by such Seller contained in this Agreement.

(b)           Subject to Section 10.4, Sellers jointly and severally agree to indemnify and hold harmless Buyer Indemnified Parties from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by Abacus contained in Article IV; (ii) the breach of any covenant or agreement by Abacus contained in this Agreement; and (iii) any Pre-Closing Taxes.

(c)           Subject to Section 10.4, Buyer agrees to indemnify and hold harmless Sellers and their respective directors, partners, officers, agents, representatives and Affiliates and their successors and assigns (the “Seller Indemnified Parties” and together with Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from (i) the breach of any representation or warranty made by Buyer contained in Article V, and (ii) the breach of any covenant or agreement by Buyer contained in this Agreement.

10.2        Procedure.  An Indemnified Party shall give the Person who may be responsible for indemnification hereunder (the “Indemnifying Party”) notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given rise to, or has received a written notice of a bona fide Claim of a third party that could give rise to, a Loss under this Agreement (a “Claim”), as promptly as possible, but in any event within thirty (30) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is materially prejudiced by such failure.  Each Claim Notice shall provide the assertion of any Claim in reasonable detail, including specific identification of the obligation to indemnify under Section 10.1 (including a section reference to breached representation or covenant, if applicable) and a good faith estimate of the Losses being claimed.  Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest in the reasonable judgment of the Indemnified Party, after consultation with counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is necessary, at the expense of the Indemnifying Party.  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.  If the Indemnifying Party makes any payment on any Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Claim.

10.3        Survival.

(a)           The representations and warranties of Sellers and Abacus contained in this Agreement shall survive for twenty-four (24) months following the Closing Date; provided, however, that (i) the representations and warranties in Sections 3.1 (Organization and Qualification of Sellers), 3.2 (Stock Ownership by Sellers), 3.3 (Authorization; Enforceability), 4.1 (Organization and Qualification of Abacus), 4.2 (Capitalization), 4.3 (Authorization; Enforceability) and 4.18 (No Brokers or Finders) shall survive the Closing indefinitely, (ii) the representations and warranties in Sections 4.7 (Taxes), 4.11 (Licenses, Permits and Authorizations) and 4.15 (Employee and Labor Matters) shall survive until ninety (90) days after the expiration of the applicable statute of limitations period, (iii) the representations and warranties in Section 4.16 (Employee Benefit Plans; ERISA) shall survive the Closing for three (3) years from the Closing Date, and (iv) the representations and warranties in Section 4.20 (Environmental Matters) shall survive for five (5) years following the Closing Date (each representation and warranty set forth in subsections (i) through (iv), a “Sellers’ Specified Representation”).  Sellers’ indemnification obligations set forth in Section 10.1(b)(iii) (Pre-Closing Taxes) shall survive until ninety (90) days after the expiration of the applicable statute of limitations period.  Neither the period of survival nor the liability of Sellers with respect to Sellers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.  Sellers are not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(a), except with respect to Claims based on fraud or intentional misrepresentation by Sellers or Abacus.

(b)           The representations and warranties of Buyer contained in this Agreement shall survive for twenty-four (24) months following the Closing Date; provided, however, that the representations and warranties in Sections 5.1 (Organization and Authority of Buyer; Enforceability) shall survive the Closing indefinitely (each such representation and warranty, a “Buyer’s Specified Representation”).  Neither the period of survival nor the liability of Buyer with respect to Buyer’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of Buyer.  Buyer is not required to make any indemnification payment hereunder unless a Claim is initiated prior to the expiration of the applicable survival period set forth in this Section 10.3(b), except with respect to Claims based on fraud or intentional misrepresentation by Buyer.

(c)           Any matter as to which a Claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article X notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(d)           All of the covenants made by each party in this Agreement shall survive the consummation of the transactions contemplated herein until the time specified in each such covenant.

10.4        Indemnity Cushion, Cap and Allocation.

(a)           Sellers shall not have any liability to any Buyer Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1(b) until such time as the amount of all such Losses shall collectively exceed $25,000 (the “Sellers’ Deductible”) (after which point Sellers will be obligated to indemnify Buyer Indemnified Parties from and against Losses from dollar one, i.e., including Sellers’ Deductible).  Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims based on fraud or intentional misrepresentation of any Seller or Abacus.

(b)           Subject to the next sentence, the aggregate dollar amount of all payments Sellers shall be obligated to make pursuant to this Article X shall not exceed $3,000,000 (the “Cap”).  Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims in respect of the breach by any Seller or Abacus of any representations and warranties in Sections 4.7 (Taxes), 4.11 (Licenses, Permits and Authorizations), 4.15 (Employee and Labor Matters) and 4.16 (Employee Benefit Plans; ERISA), or any covenants in Sections 8.1 through 8.7, for which Claims the aggregate dollar amount of all payments Sellers and Abacus shall be obligated to make pursuant to this Article X shall not be subject to any limitation.

(c)           Buyer shall not have any liability to any Seller Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 10.1(c) until such time as the amount of all such Losses shall collectively exceed $25,000 (the “Buyer’s Deductible”) (after which point Buyer will be obligated to indemnify the Seller Indemnified Parties from and against Losses from dollar one, i.e., including Buyer’s Deductible).  Notwithstanding anything to the contrary herein, the limitation in the immediately preceding sentence shall not apply to Claims based on fraud or intentional misrepresentation of Buyer.

(d)           The aggregate dollar amount of all payments Buyer shall be obligated to make pursuant to this Article X shall not exceed the Cap.

(e)           For purposes of determining several liability under this Article X, the aggregate liability of any Loss hereunder shall be allocated among Sellers solely based on their pro rata share of the Aggregate Purchase Price, whether or not any amounts are received by such Sellers.  For instance, if Abacus’s breach of a representation results in $1,000,000 of Losses to Buyer, a Seller who is allocated 50% of the Aggregate Purchase Price shall be liable for 50% of such Losses (i.e., $500,000).

10.5        Exclusive Remedy.  OTHER THAN RIGHTS TO EQUITABLE RELIEF PURSUANT TO SECTIONS 6.4 OR CLAIMS FOR FRAUD TO THE EXTENT AVAILABLE UNDER APPLICABLE LAW, EACH OF SELLERS, ON BEHALF OF HIMSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF EACH OF SELLERS, AND BUYER, ON BEHALF OF ITSELF AND EACH OF THE OTHER INDEMNIFIED PARTIES OF BUYER, ACKNOWLEDGE AND AGREE THAT THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OR INACCURACY, OR ALLEGED BREACH OR INACCURACY, OF ANY REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR ANY COVENANT, AGREEMENT OR ANY OTHER CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, SHALL BE INDEMNIFICATION IN ACCORDANCE WITH THIS ARTICLE X.   THE PROVISIONS OF THIS SECTION 10.5 SHALL NOT, HOWEVER, PREVENT OR LIMIT A CAUSE OF ACTION BASED ON FRAUD OR INTENTIONAL MISREPRESENTATION OR TO OBTAIN AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF.  THE RIGHTS TO INDEMNIFICATION SET FORTH IN THIS AGREEMENT BASED ON THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT AND THE CERTIFICATES DELIVERED PURSUANT TO THIS AGREEMENT SHALL NOT BE AFFECTED BY ANY INVESTIGATION CONDUCTED, OR ANY KNOWLEDGE ACQUIRED (OR CAPABLE OF BEING ACQUIRED) AT ANY TIME, WHETHER BEFORE OR AFTER THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING DATE, WITH RESPECT TO THE ACCURACY OR INACCURACY OF OR COMPLIANCE WITH ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT.

10.6        Tax Treatment of Indemnity Payments.  Each of Sellers and Buyer agree to treat all payments made by any of them to or for the benefit of the other (including any payments to Abacus) under this Article X as adjustments to the Aggregate Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof.

10.7        Offset.  Amounts otherwise due to Sellers pursuant to Sections 2.2(c) and 2.3, shall be available to fund amounts due to Buyer under this Article X.  To the extent Buyer has made a Claim for indemnification before a payment is due under Sections 2.2(c) and 2.3, and such Claim is not resolved, Buyer shall be permitted to withhold from such payment, and any subsequent payments, until such Claim is resolved, a reasonable amount as a reserve to cover the potential indemnification obligations of Sellers with respect to such Claim.  Notwithstanding anything to the contrary herein, (i) Buyer’s right to offset under this Section 10.7 is not Buyer’s exclusive remedy and (ii) neither the exercise nor non-exercise of Buyer’s rights to offset under this Section 10.7 will constitute an election of remedies or limit Buyer in any way in the enforcement of any other remedies that may be available to it under this Agreement.

ARTICLE XI
GENERAL

11.1        Further Assurance.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2        Amendments; Waivers.  This Agreement and any Schedule or exhibit to this Agreement may be amended only by agreement in writing of all parties to this Agreement.  Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or (c) waive compliance with any of the agreements or covenants of the other party contained herein.  No such waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

11.3        Schedules; Exhibits; Integration.  Each Schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing, is hereby incorporated in and shall constitute a part of this Agreement, although such Schedule or exhibit need not be physically attached to any copy of this Agreement.  This Agreement, together with such Schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

11.4        Governing Law.  This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the Laws of the State of California.

11.5        No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of Sellers, Abacus and Buyer, except that Buyer may assign its rights hereunder to any wholly owned subsidiary of Buyer.

11.6        Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

11.7        Publicity and Reports.  Sellers, Abacus and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of both Sellers and Buyer; provided that the parties hereto consent to any filings and disclosures relating to this Agreement made by Buyer pursuant to the Securities Act or Exchange Act.  Sellers and Buyer shall obtain the prior consent of the other party to the form and content of any application or report made by any party to this Agreement or its Affiliates to any Governmental Entity that relate to this Agreement; provided, however, that such consent shall not be unreasonably withheld, conditioned or delayed and that in the event that either party has not responded to a consent request within two (2) Business Days, such consent shall be deemed granted.

11.8        Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.  This Agreement may only be enforced against the named parties hereto.  All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no officer, director, shareholder, employee or affiliate of any party hereto not otherwise named as a party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

11.9        Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, (c) mailed, postage prepaid, receipt requested or (d) sent by overnight courier as follows:

If to Buyer, addressed to:

Willdan Energy Solutions
2401 East Katella Avenue, Suite 300
Anaheim, California 92806
Attention:           Stacy McLaughlin, Chief Financial Officer
Facsimile:           (714) 940-4920

With a copy to:

Lavoie & Jarman
2410 E. Katella, Suite 310
Anaheim, California 92806
Attention:          Robert L. Lavoie, Esq.
Facsimile:          (714) 704-4706

If to Sellers, addressed to:

Mark Kinzer and Steve Rubbert
12655 SW Center Street, Suite 250

Beaverton, OR 97005
Facsimile:

With a copy to:

Attention:
Facsimile:

If to Abacus, addressed to:

Abacus Resource Management Company
2401 E. Katella Ave., Suite 300
Anaheim, CA 92806
Attention:          Thomas A. Kouris, President
Facsimile:          (714) 940-4920

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.9 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight courier, one (1) Business Day following the date sent or (iv) if given by any other means, when actually delivered at such address.

11.10      Expenses.  Each party to this Agreement shall each pay such party’s own expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including but not limited to the fees, expenses and disbursements of their accountants, financial advisors and counsel, whether or not the Closing shall have occurred; provided that any expenses of Abacus incurred prior to or at the Closing shall be the obligation of Sellers and any expenses of Abacus incurred after the Closing shall be the obligation of Buyer. Notwithstanding the foregoing, if any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto pursuant to Article X above, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other damages or relief to which the prevailing party may be entitled).

11.11      Arbitration.

(a)           In the event the parties to this Agreement are unable to resolve a disputed claim or claims, any of the parties may request arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or all parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three (3) arbitrators.  Buyer and Sellers will each select one (1) arbitrator, and the two (2) arbitrators so selected will select a third arbitrator.  The arbitrators will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent Law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim will be binding and conclusive upon the parties to this Agreement.  Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

(b)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration will be held in Anaheim, CA, or such other location as the parties may mutually agree, under the rules then in effect of JAMS/ Endispute.

11.12      Time of the Essence.  Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

11.13      Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.  In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.  To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

11.14      Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

“BUYER”

WILLDAN ENERGY SOLUTIONS

By:	/s/ Thomas A. Kouris
Thomas A. Kouris, President

“WGI”

WILLDAN GROUP, INC.

By:	/s/ Thomas D. Brisbin
Thomas D. Brisbin, President

“SELLER”

By:	/s/ Mark Kinzer
Mark Kinzer

By:	/s/ Steve Rubbert
Steve Rubbert

ABACUS RESOURCE MANAGEMENT COMPANY

By:	/s/ Mark Kinzer
Mark Kinzer, Member

By:	/s/ Steve Rubbert
Steve Rubbert, Member

Stock Purchase Agreement

S-1

EXHIBIT A

PROMISSORY NOTE — MARK KINZER

See attached

B-1

EXHIBIT B

PROMISSORY NOTE — STEVE RUBBERT

See attached

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

FOR MARK KINZER

See attached

EXHIBIT D

FORM OF PROMISSORY NOTE FOR

STEVE RUBBERT

See attached

EXHIBIT E

FORM OF SUBORDINATION

FOR MARK KINZER

See attached

v

EXHIBIT E

FORM OF SUBORDINATION

FOR STEVE RUBBERT

See attached